Exhibit 10.5

SHARE PURCHASE AGREEMENT
by and among
FILLMORE RYPS HOLDINGS, LLC,
a Delaware limited liability company,

as Seller
and
CHSP MIAMI BEACH HOLDINGS LLC,
a Delaware limited liability company,

as Buyer
Dated as of February 16, 2015

				Page

ARTICLE I	DEFINITIONS			1

	Section	1.1	Defined Terms	1

ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE AND CLOSING			12

	Section	2.1	Sales of Transferred Shares	12
	Section	2.2	Purchase Price	12
	Section	2.3	Deposit	13
	Section	2.4	Redemption Amount	13
	Section	2.5	The Closing	14
	Section	2.6	Due Diligence Period	14

ARTICLE III	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER			15

	Section	3.1	General Seller Representations and Warranties	15
	Section	3.2	Representations and Warranties of Seller as to the Companies	21
	Section	3.3	Disclaimer; No Other Warranties	26
	Section	3.4	Covenants of Seller Prior to Closing	28
	Section	3.5	Further Assurances	31
	Section	3.6	Management Agreement	31
	Section	3.7	Amendment to Schedules	31

ARTICLE IV	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER			31

	Section	4.1	Representations and Warranties of Buyer	31
	Section	4.2	Further Assurances	33
	Section	4.3	Bookings	34
	Section	4.4	Records Retention and Tax Cooperation	34
	Section	4.5	Officer and Director Indemnification and Insurnace	34

ARTICLE V	CERTAIN COVENANTS OF BUYER AND SELLER			34

	Section	5.1	Liquor Licenses	34
	Section	5.2	Employee Matters	35
	Section	5.3	Directors' and Officers' Release; Indemnification	38
	Section	5.4	Guest Data and Excluded Intellectual Property	38

(continued)

				Page

	Section	5.5	Limited License to KSL Capital to Use Owned Intellectual Property	39
	Section	5.6	Buyer Covenant to Maintain REIT Status	39
	Section	5.7	Seller Retained Liability	39
	Section	5.8	New Management Agreement	40

ARTICLE VI	CONDITIONS PRECEDENT TO CLOSING			40

	Section	6.1	Conditions Precedent to Seller's Obligations	40
	Section	6.2	Conditions to Buyer 's Obligations	40
	Section	6.3	Waiver of Conditions Precedent	41

ARTICLE VII	CLOSING DELIVERIES			41

	Section	7.1	Buyer Closing Deliveries	41
	Section	7.2	Seller Closing Deliveries	42
	Section	7.3	Removal of Excluded Assets	43

ARTICLE VIII	INSPECTION			43

	Section	8.1	Right of Inspection	43
	Section	8.2	Indemnification; Restoration	44

ARTICLE IX	TITLE			44

	Section	9.1	Title	44
	Section	9.2	Survey	44
	Section	9.3	Delivery of Title	44
	Section	9.4	Cooperation	45

ARTICLE X	TRANSACTION COSTS; RISK OF LOSS			45

	Section	10.1	Transfer Taxes and Transaction Expenses	45
	Section	10.2	Risk of Loss	45

ARTICLE XI	ADJUSTMENTS			46

	Section	11.1	Adjustments and Prorations	46
	Section	11.2	Calculation of Adjustments	49
	Section	11.3	Guest Property	49

ARTICLE XII	INDEMNIFICATION			50

	Section	12.1	Indemnification by Seller	50

(continued)

				Page

	Section	12.2	Indemnification by Buyer	50
	Section	12.3	Limitations of Indemnity	50
	Section	12.4	Indemnification Procedures - Third Party Claims	52
	Section	12.5	Indemnification Procedures - Other Claims, Indemnification Generally	53
	Section	12.6	Assignment of Claims	54
	Section	12.7	Indemnification as Sole Remedy	54
	Section	12.8	Purchase Price Adjustment	55

ARTICLE XIII	TERMINATION			55

	Section	13.1	Termination	55
	Section	13.2	Payment of Deposit	56

ARTICLE XIX	TAX MATTERS			58

	Section	14.1	Indemnification Obligations with Respect to Income Taxes	58
	Section	14.2	Indemnification Obligations with Respect to Taxes (other than Income Taxes)	58
	Section	14.3	Tax Returns and Payment Responsibility	59
	Section	14.4	Contest Provisions	60
	Section	14.5	Assistance and Cooperation	61
	Section	14.6	Retention of Records	61

ARTICLE XV	MISCELLANEOUS			61

	Section	15.1	No Solicitation	61
	Section	15.2	Brokers	62
	Section	15.3	Confidentiality; Publicity; IRS Reporting Requirements	62
	Section	15.4	Escrow Provisions	63
	Section	15.5	Successors and Assigns; No Third-Party Beneficiaries	64
	Section	15.6	Assignment	64
	Section	15.7	Further Assurances	64
	Section	15.8	Notices	65
	Section	15.9	Entire Agreement	66
	Section	15.10	Amendments	66
	Section	15.11	No Waiver	66

(continued)

			Page

Section	15.12	Governing Law; Venue	66
Section	15.13	Severability	66
Section	15.14	Section Headings	66
Section	15.15	Counterparts	67
Section	15.16	Construction	67
Section	15.17	Title Liability	67
Section	15.18	Release	67
Section	15.19	Waivers; Terminations	67
Section	15.20	Time of the Essence	68

Exhibits

Exhibit A        Resort Ownership Structure
Exhibit B        Transferred Shares
Exhibit C        Resort Property
Exhibit D        Form of Holdback Escrow Agreement

Schedules

Schedule 1.1(a)    Encumbrances
Schedule 1.1(b)    Excluded Assets
Schedule 1.1(c)    Excluded Contracts
Schedule 1.1(d)    Existing Financings
Schedule 1.1(e)    Licenses and Permits
Schedule 1.1(f)    Preferred Shares
Schedule 1.1(g)    Seller's Knowledge
Schedule 3.1(c)(i)    Conflicts or Violations
Schedule 3.1(c)(iii)    Governmental Consents
Schedule 3.1(d)(i)(C)    Taxes
Schedule 3.1(d)(i)(D)    Tax Returns
Schedule 3.1(e)(i)(H)    Audits
Schedule 3.1(f)    Capitalization
Schedule 3.2(a)    Material Operating Agreements
Schedule 3.2(b)(ii)    Labor Matters
Schedule 3.2(b)(iii)    Union Activities
Schedule 3.2(c)    Tenant Leases
Schedule 3.2(d)    Equipment Leases
Schedule 3.2(e)    Litigation
Schedule 3.2(f)    Liabilities
Schedule 3.2(g)    Environmental Reports
Schedule 3.2(h)    Owned Intellectual Property
Schedule 3.2(k)    Governmental Regulations
Schedule 3.2(p)    License and Permits
Schedule 3.2(r)    Tax Audits
Schedule 5.1(a)(i)    Liquor Licenses
Schedule 6.2(f)    Required Actions and Consents
Schedule 15.2        Brokers

SHARE PURCHASE AGREEMENT
SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of February 16, 2015 (the "Effective Date"), by and among: (i) FILLMORE RYPS HOLDINGS, LLC, a Delaware limited liability company ("Seller"), and (ii) CHSP MIAMI BEACH HOLDINGS LLC, a Delaware limited liability company ("Buyer").
RECITALS
A.     Seller indirectly owns the resort commonly described as the James Royal Palm Hotel, located at 1545 Collins Avenue, Miami Beach, Florida (the "Resort") through the ownership structure attached hereto as Exhibit A.
B.    Seller owns 100% of the issued and outstanding common shares of beneficial interest (the "Transferred Shares") of the Trust (as defined herein) as set forth on Exhibit B hereto; and the Trust owns (i) 100% of the membership interests of RP Hotel Holdings, LLC, a Delaware limited liability company, and (ii) 100% of the issued and outstanding capital stock of RP Hotel Operating Co., Inc., a Delaware corporation.
C.     Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Transferred Shares upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms. The capitalized terms used herein will have the following meanings.
"Account Cash" means the balances of all cash held by the Companies for the benefit of the Companies or the Property and deposited, held or contained in any account, bank or vault, including Cash On Hand, but excluding any and all deposits and reserves with the Manager.
"Accounts Payable" means the Companies' ordinary course trade payables determined in accordance with GAAP, consistently applied, including, without limitation, payment obligations for Inventories delivered before or after Closing, which payment obligations shall be subject to Section 11.1(e).
"Accounts Receivable" means all amounts which the Companies are entitled to receive from the ownership and operation of the Resort (including, without limitation, amounts due to any Company under any Tenant Lease or any Operating Agreement) through but not including the Closing Date but are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Resort, or any other goods or services provided by or on behalf of the Companies at the Resort.
"Accrued Vacation Pay" means the monetary value of any vacation days, sick-leave or other paid time-off earned and accrued by the Employees as of the time in question (computed by reference to, as applicable, the rate of the salaries and wages earned by such Employees as of the Closing Date), under Manager Employer's employment policies that would be required to be paid out to upon a termination of such Employee.
"Affiliate" means with respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls or is under common control with the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust or other entity which is controlled by the subject entity or person. For purposes hereof, the term "control" or "controlled by" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.
"Affiliate Buyer" shall have the meaning assigned thereto in Section 15.6.
"Agreement" shall have the meaning assigned thereto in the Preamble hereof, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
"Alcoholic Beverages" shall mean all open and unopened liquor and other alcoholic beverages whether in use or held in reserve storage for future use in connection with operation of the Resort.
"Anti-Money Laundering and Anti-Terrorism Laws" shall have the meaning assigned thereto in Section 3.1(h)(i).
"Baggage Inventory List" shall have the meaning assigned thereto in Section 11.3(b).
"Bookings" means all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Resort for dates from and after the Closing Date.
"Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in Miami, Florida.
"Buyer" shall have the meaning assigned thereto in the Preamble to this Agreement.
"Buyer Indemnified Party" shall have the meaning assigned thereto in Section 12.1.
"Buyer’s Representative" shall have the meaning assigned thereto in Section 2.6.

"Cash On Hand" means any and all till money and house banks, and all checks, travelers' checks, and bank drafts paid by guests of the Resort and located at the Property, specifically excluding, however, all Account Cash.
"Closing" shall have the meaning assigned thereto in Section 2.5(a).
"Closing Agreement" means a written and legally binding agreement with a Taxing Authority relating to Taxes.
"Closing Date" shall have the meaning assigned thereto in Section 2.5(a).
"Closing Documents" shall mean any certificate, assignment, instrument or other document required to be delivered by any party pursuant to this Agreement.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and any state statute of similar intent, and any successor statutes. Any reference herein to a particular provision of COBRA shall mean, where appropriate, the corresponding provision in any successor statute.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.
"Companies" means those direct and indirect subsidiaries of Seller set forth on Exhibit A hereto.
"Competing Transaction" means any merger, consolidation, business combination or recapitalization involving Seller or its respective subsidiaries, or any acquisition or purchase of all or a significant portion of the Companies assets, taken as a whole, of, or any equity interest in, the Companies or any other similar transaction, with respect to Seller involving any Person other than Buyer or its Affiliates.
"Conditional Use Permits" means the City of Miami Beach Planning Board Conditional Use Permit recorded on January 23, 2007 in the Official Records Book 25297, Page 3215 of the Public Records of Dade County, Florida, and the City of Miami Beach Planning Board Conditional Use Permit recorded on February 6, 2012 in the Official Records Book 27987, Page 3002 of the Public Records of Dade County, Florida.
"Confidential Information" shall have the meaning assigned thereto in Section 15.3(a).
"Confidentiality Agreement" means the Confidentiality Agreement with Chesapeake Lodging Trust dated as of November 14, 2014.
"Convention Center Agreement" means the Convention Center Agreement between the City of Miami Beach and RDP Royal Palm Limited Partnership dated May 28, 1998.
"Cut-Off Time" means 2:00 a.m. (ET) on the Closing Date.

"D&O Claims" shall have the meaning assigned thereto in Section 5.3(a).
"D&O Indemnified Liabilities" shall have the meaning assigned thereto in Section 5.3(b).
"D&O Parties" shall have the meaning assigned thereto in Section 5.3(a).
"Debt Payoff Amount" means the amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties, if any) as of the close of business on the Closing Date under the Existing Financings.
"Declaration of Covenants and Restrictions" means the Declaration of Covenants and Restrictions by Miami Beach Redevelopment Agency dated May 28, 1998 and recorded in the Official Records Book 18170, Page 883 of the Public Records of Dade County, Florida, as amended by that certain Amendment to Declaration of Covenants and Restrictions dated February 15, 2005 and recorded in the Official Records Book 23105, Page 703 of the Public Records of Dade County, Florida.
"Declaration of Restrictive Covenant" means the Declaration of Restrictive Covenant by RP Hotel Holdings LLC in favor of the City of Miami Beach, Florida dated September 25, 2012 and recorded in the Official Records Book 28304, Page 4416 of the Public Records of Dade County, Florida.
"Deductible" shall have the meaning assigned thereto in Section 12.3(a).
"Deposit" shall have the meaning assigned thereto in Section 2.3(a).
"Deposit Escrow Account" shall have the meaning assigned thereto in Section 15.4(a).
"Deposit Escrow Agent" shall have the meaning assigned thereto in Section 2.3(a).
"Disclosed Exceptions" shall mean with respect to the Property  (a)  the items set forth on Schedule 1.1(a) hereto, (b) liens for current real estate taxes which are not yet due and payable, (c) liens for other Taxes, assessments or other governmental charges or levies that are not yet due and payable or which are being contested in good faith, (d) the Tenant Leases, (e) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereafter imposed by any Governmental Authority, (f) liens disclosed on or reflected in the Historical Financials, (g) liens that are imposed by applicable securities laws, and (h) Encumbrances that result from actions taken by Buyer.
"Disclosure Schedules" shall have the meaning assigned thereto in Section 15.9.
"Due Diligence Period" shall have the meaning assigned thereto in Section 2.6.
"Effective Date" shall have the meaning assigned thereto in the Preamble to this Agreement.

"Employee Benefit Plans" means all employee benefit plans, as that term is defined in Section 3(1), Section 3(2), and Section 3(3) of ERISA.
"Employee Claims" shall have the meaning assigned thereto in Section 5.2(f).
"Employees" means, at any time, all employees of the Manager Employer who are employed (whether on a full-time or part-time basis) or on leave at the Resort at such time.
"Encumbrance" means any lien, charge, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.
"Environmental Laws" means any United States federal, state, local or municipal statute, law, rule, regulation, ordinance, code, license, approval, common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent or judgment, relating to the environment, public health, occupational health and safety, or to any Hazardous Substance.
"Equipment Leases" means all material leases for any equipment, machinery, vehicles, furniture or other personal property located at the Resort and used in the operation of the Resort which are held by or on behalf of the Companies.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Excluded Assets" means (a) those items of personal property or fixtures identified on Schedule 1.1(b), (b) the Excluded Contracts, and (c) the Excluded Intellectual Property.
"Excluded Contracts" means those agreements of the Companies and their Affiliates, set forth on Schedule 1.1(c).
"Excluded Intellectual Property" means the following owned by Manager or its Affiliates: trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, copyrights, all applications and registrations for the foregoing, all trade secrets and other information developed, acquired or licensed by Manager or its Affiliates for use in the operation of the Resort, including all documentation and information which contains or describes Manager or its Affiliates' internal policies, procedures and standards, and all goodwill associated therewith and symbolized thereby, including all renewals of same owned by Manager or its Affiliates.
"Excluded Matters" shall have the meaning assigned thereto in Section 12.1.
"Executive Order" shall have the meaning assigned thereto in Section 3.1(h)(i).
"Existing Financings" means those financings set forth on Schedule 1.1(d).
"Funding Sources" shall have the meaning assigned thereto in Section 15.3(b).

"GAAP" means generally accepted accounting principles in effect in the United States, consistently applied.
"Garage Easement Agreement" means the Garage Easement Agreement between the Miami Beach Redevelopment Agency and RDP Royal Palm Limited Partnership dated May 28, 1998 and recorded in the Official Records Book 18170, Page 1082 of the Public Records of Dade County, Florida, as amended by that certain Amendment to Garage Easement Agreement dated February 15, 2005 and recorded in the Official Records Book 23105, Page 711 of the Public Records of Dade County, Florida.
"Governmental Authority" means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency, board or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question, including, without limitation, the Historic Preservation Board of the City of Miami Beach, Florida.
"Governmental Regulations" means any laws, ordinances, rules, requirements, resolutions, rulings, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard deduction, disabled persons and zoning and fire code) of any Governmental Authority bearing on the construction, alterations, rehabilitation, maintenance, use, operation or sale or other transfer of all or any portion of the Resort Property.
"Group Sales Contracts" means the contracts with the Companies for group Bookings.
"Guest Data" means the guest profiles, contact information, histories, preferences, and other information obtained in the Ordinary Course of Business from guests of the Resort during such guests' stay at the Resort, or during such guests' use of the facilities associated with the Resort.
"Hazardous Substances" means (a) any chemical, material or substance defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances or toxic pollutants," "contaminants," "toxic or hazardous chemicals" or "pesticides" in any applicable Environmental Law, or (b) any petroleum or petroleum product, asbestos-containing materials, mold or lead-based paint.
"Historical Financials" means the audited consolidated financial statements of the Companies as of December 31, 2013, and the unaudited consolidated financial statements of each of the Companies as of November 30, 2014.
"Holdback" shall have the meaning assigned thereto in Section 2.2(a)(iii).
"Holdback Escrow Agent" shall have the meaning assigned thereto in Section 2.2(a)(iii).
"Holdback Escrow Agreement" shall have the meaning assigned thereto in Section 2.2(a)(iii).

"Improvements" means all improvements, structures, and fixtures placed, constructed or installed on the Resort Property, in each case to the extent owned or leased by a Company.
"Income Tax" means all federal, state, local or foreign law taxes based on income of the taxpayer.
"Indemnification Acknowledgment" shall have the meaning assigned thereto in Section 12.4(a)(ii).
"Indemnitee" shall have the meaning assigned thereto in Section 12.4(a).
"Indemnitor" shall have the meaning assigned thereto in Section 12.4(a).
"Intellectual Property" means the following intellectual property and intellectual property rights, including both statutory and common law rights, as applicable: (a) copyrights and works of authorship; (b) trademarks, service marks, trade names, slogans, assumed names, design marks, logos, and trade dress, and registrations and applications for registrations thereof and the goodwill associated therewith; (c) domain names; (d) trade secrets and confidential information; and (e) any and all other intellectual property protectable as a matter of law; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing, and all copies and tangible embodiments thereof (in whatever form or medium now known or hereafter created or legally recognized) and all registrations and applications for any of the foregoing.
"Inventories" means all inventories used in the operation of the Resort (including, without limitation, inventory used in connection with the spa and the gym), such as provisions in storerooms, refrigerators, pantries, and kitchens, all Alcoholic Beverages if permitted by Governmental Regulations, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Resort, or ordered for future use at the Resort as of the Closing, but expressly excluding any Alcoholic Beverages to the extent the sale or transfer of the same is not permitted under applicable Governmental Regulations.
"IRS" shall mean the Internal Revenue Service.
"IRS Reporting Requirements" shall have the meaning assigned thereto in Section 15.3(c).
"Judgments" means any final judgments issued by a court of competent jurisdiction.
"KSL Retail Agreement" means the Retail Services Agreement by and between TRS and KSL II Management Operations, LLC, a Delaware limited liability company, dated as of February 10, 2014.
"Licenses and Permits" means all material licenses, permits and authorizations presently held by the Companies in connection with the operation of all or any part of the Resort as it is presently being operated and listed on Schedule 1.1(e).
"Liquor Licenses" shall have the meaning assigned thereto in Section 5.1(a)(i).

"Losses" means any and all out of pocket damages, liabilities, losses, Judgments, penalties, fines, expenses or other similar costs, including reasonable attorney's fees, expert fees and costs of investigation, covered by the indemnification provisions of Article XII and suffered by an indemnified party; provided, however, that Losses shall not include punitive, incidental, consequential, special or indirect damages of any kind (including, without limitation, loss of profit or revenue).
"Manager" means James Hotel Management Company, LLC, a Delaware limited liability company.
"Management Agreement" means the management agreement between Manager and TRS, dated as of April 9, 2011, pursuant to which Manager provides management and other services with respect to the operation of the Resort.
"Manager Employer" means collectively, DHG Management Company, LLC, James Hotel Management Company, LLC, and 1545 Collins Avenue Management Company, LLC.
"Material Adverse Effect" shall mean only a material adverse effect on either (a) the business, assets, operations, liabilities (contingent or otherwise), financial condition, or results of operations of the Companies or the Property taken as a whole or (b) Seller's ability to consummate the transactions contemplated hereby. Notwithstanding the foregoing, "Material Adverse Effect" shall not include the effect of any circumstance, change, development or event arising out of or attributable to (i) the market in which the Property operates, including without limitation circumstances, changes or developments related to restaurants, hotels, cruise lines, airlines, residential housing, and convention centers in such market, (ii) general economic, health or political conditions (including those affecting the securities or debt markets or the impact of the Ebola virus), (iii) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (iv) any change arising in connection with acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the Effective Date or (v) any changes in Governmental Regulations or accounting rules.
"Material Casualty" shall have the meaning assigned thereto in Section 10.2(b).
"Material Condemnation" shall have the meaning assigned thereto in Section 10.2(b).
"Material Operating Agreement" shall have the meaning assigned thereto in Section 3.2(a).
"Monetary Encumbrances" shall mean all (a) deeds of trust or mortgages, assignments of leases, negative pledges, pledge agreements, financing statements, and other similar financing items encumbering the Property or the outstanding equity interests of any of the Companies, (b) judgment liens against any Company or any of their respective Affiliates which encumber all or any portion of the Property, and (c) any mechanics or similar liens encumbering the Property, excluding those mechanics or similar liens filed in connection with capital projects which are still in progress.
"Non-Trust Company" means each Company which is not the Trust.

"Notice of Claim" shall have the meaning assigned thereto in Section 12.4(a)(i).
"Operating Agreements" means the maintenance, service and supply contracts, management agreements, booking and reservation agreements, and all other contracts and agreements to which a Company is a party and which provide for goods or services to be provided which are held by a Company in connection with the operation of the Resort, including all Tenant Leases, Equipment Leases, Bookings and Group Sales Contracts, and Resort Leases.
"Ordinary Course of Business" means the ordinary course of the Resort Owner's operation of the Resort consistent with Resort Owner's past business practice and custom.
"Organizational Documents" means such Person's certificate of incorporation and bylaws, or certificate of formation and limited liability company agreement or partnership agreement, or other equivalent governing document together with copies of all corporate minute books maintained, as applicable.
"Owned Intellectual Property" means all Intellectual Property owned by any of the Companies, which for clarification does not include any Intellectual Property owned by the Manager pursuant to the terms of the Management Agreement.
"Person" shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.
"Post-Closing Adjustment Schedule" shall have the meaning assigned thereto in Section 11.2(b).
"Post-Closing Expenses" shall have the meaning assigned thereto in Section 11.1(e).
"Post-Closing Tax Period" shall mean any Tax period ending on or after the Closing Date and the portion of any Straddle Period beginning on or after the Closing Date.
"Potential Contributor" shall have the meaning assigned thereto in Section 12.6(a).
"Pre-Closing Tax Period" shall mean any Tax period ending prior to the Closing Date and the portion of any Straddle Period that is prior to the Closing Date.
"Preferred Shares" means the issued and outstanding preferred shares of beneficial interest of the Trust set forth on Schedule 1.1(f) hereto.
"Property" means the Resort and the Resort Property.
"Purchase Price" shall have the meaning assigned thereto in Section 2.2(a).
"Redemption Amount" shall have the meaning assigned thereto in Section 2.4(a).
"REA" means the Reciprocal Access, Use, Development and Easement Agreement among RDP Royal Palm Limited Partnership, Jefferson Plaza Ltd., the City of Miami Beach, Florida and

the Miami Beach Redevelopment Agency dated October 21, 1997 and recorded in the Official Records Book 18170, Page 1156 of the Public Records of Dade County, Florida.
"REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code, as the context requires.
"Reporting Person" shall have the meaning assigned thereto in Section 15.3(c).
"Resort" shall have the meaning assigned thereto in the Recitals hereto.
"Resort Leases" means all leases, subleases, licenses, contracts and other agreements granting a leasehold interest in real property to the Companies.
"Resort Owner" means RP Hotel Holdings, LLC, a Delaware limited liability company.
"Resort Property" means the real property located at 1545 Collins Avenue, Miami Beach, Florida, as more particularly described on Exhibit C, together with all easements, appurtenances and other rights relating to such real property.
"Restaurant Lease" means the Restaurant Lease, 1545 Collins Avenue, Miami Beach, Florida 33139, Patria dated as of October 2, 2014 TRS and Patria Shorecrest Inc.
"Retail Merchandise" means all merchandise located at the Resort and held for sale by the Companies to guests and customers of the Resort, but not including any such merchandise owned by any Tenant.
"Retained Amount" shall have the meaning assigned thereto in Section 2.2(a)(iii).
"Securities Act" shall have the meaning assigned thereto in Section 4.1(j).
"Security Deposits" means all security and escrow deposits or other security held by or for the benefit of or granted to the Companies in connection with Tenant Leases.
"Seller Indemnified Party" shall have the meaning assigned thereto in Section 12.1.
"Seller" shall have the meaning assigned thereto in the Preamble to this Agreement.
"Seller's Knowledge" shall mean with respect to Seller, the actual knowledge of the individuals set forth on Schedule 1.1(g), based upon the present, actual (as opposed to constructive or imputed) knowledge of such individuals, and in each case, without any duty of investigation or inquiry on the part of such Person.
"Severance Payments" shall have the meaning assigned thereto in Section 5.2(d).
"Straddle Period" shall mean any Tax period beginning before and ending after the Closing Date.

"Tax" means any federal, state, local or foreign license, income, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, assessment or other governmental charges or liabilities, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, and the term "Tax Liability" shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.
"Tax Benefit" means any item of loss, deduction, credit or other tax item which decreases Taxes paid or increases Tax refunds.
"Tax Representations" shall have the meaning assigned thereto in Section 14.2(a)(ii).
"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Tax Ruling" means a written ruling of a Taxing Authority relating to Taxes
"Taxing Authority" means the IRS and any other Governmental Authority responsible of the administration of any Tax.
"Tenant" means the lessee under any Tenant Lease.
"Tenant Leases" means all leases, subleases, licenses, contracts and other agreements granting a real property interest to any other Person for the use and occupancy of all or any part of the Property (excluding the Bookings); provided, that Tenant Leases shall not include the TRS Lease.
"Title Commitment" shall mean that certain title insurance commitment issued by the Title Company referred to as commitment number NCS-694822-LA2.
"Title Company" shall mean First American Title Insurance Company.
"Title Policy" shall mean an ALTA owner's title insurance policy issued by the Title Company insuring Buyer's good and marketable fee simple and easement title to the Property subject only to the Disclosed Exceptions in such amount as reasonably requested by Buyer (but in any event without any exception for the so-called “pre-printed” standard exceptions).
"Transaction" means the transactions contemplated by this Agreement.
"Transfer" shall mean any assignment, sale, exchange, transfer, or other disposition.

"Transfer Taxes" shall mean all federal, state, county, municipal, foreign or other taxing jurisdiction sales, use, transfer, gross receipts, consumer levy, privilege or similar taxes, duties, excises or governmental charges, including any penalties and interest thereon, arising out of the transactions contemplated hereunder, excluding any Income Tax liability of Seller.
"Transferred Employees" shall have the meaning assigned thereto in Section 5.2(c).
"Transferred Shares" shall have the meaning assigned thereto in the Recitals hereto.
"TRS" means RP Hotel Operating Co., Inc., a Delaware corporation.
"TRS Lease" means the operating lease between Resort Owner and TRS.
"Trust" means RP Holdings Trust, a Maryland statutory trust.
"WARN Act" means the Worker's Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101, et seq., and any similar state and local applicable law (including statutes, regulations and ordinances), as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE AND CLOSING

Section 2.1    Sale of Transferred Shares. On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances the Transferred Shares.
Section 2.2    Purchase Price.
(a)    The purchase price for the Transferred Shares shall be an aggregate of Two Hundred Seventy-Eight Million Dollars ($278,000,000) (the "Purchase Price"), to be paid as follows:
(i)    the Debt Payoff Amount shall be deposited on the Closing Date in cash by wire transfer of immediately available funds by Buyer with the Title Company in escrow and such amount shall be sent by Title Company (on Resort Owner's behalf) to the appropriate lenders in accordance with the payoff letters delivered pursuant to Section 7.2(f);
(ii)    the Redemption Amount shall be credited to Buyer in accordance with Section 2.4;
(iii)    Five Million Five Hundred Sixty Thousand Dollars ($5,560,000) (the "Holdback") shall be deposited on the Closing Date in cash by wire transfer of immediately available funds by Buyer with the Title Company in escrow and such amount shall be sent by the Title Company to UMB Bank, N.A. (the "Holdback Escrow Agent") in trust to secure the indemnification obligations of Seller under Article XII, to be disbursed according to the terms and conditions of the escrow agreement in the form attached hereto as Exhibit D (the "Holdback Escrow Agreement"). Following the twelve (12) month anniversary of the Closing Date, pursuant to the terms of the Holdback Escrow Agreement, the Holdback shall be released from escrow; provided however that the lesser of One Million Dollars ($1,000,000) or the remaining Holdback amount (the "Retained Amount") shall remain in escrow in accordance with the terms of the Holdback Escrow Agreement until December 31, 2016 to secure Seller's indemnification obligations with respect to any Income Taxes of the TRS or the Trust that are due with respect to any Pre-Closing Tax Period.
(iv)    the Purchase Price, less the Debt Payoff Amount, the Redemption Amount and the Holdback, shall be deposited by Buyer with the Title Company in escrow and such amount shall be sent by Title Company to Seller on the Closing Date by wire transfer of immediately available funds to such accounts or accounts that Seller shall designate in writing; provided that such amount shall be adjusted for Closing adjustments as described in Section 2.3 and Article XI below.
No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.
Section 2.3    Deposit.
(a)    Within one (1) Business Day following the Effective Date, Buyer shall deposit with the Title Company, as escrow agent (in such capacity, "Deposit Escrow Agent"), the amount of Twelve Million Dollars ($12,000,000) (the "Deposit"). If the Deposit is not made during that time period Seller shall be permitted to terminate this Agreement pursuant to Section 2.3(d). The Deposit shall be made by wire transfer of immediately available funds to such account as Deposit Escrow Agent shall designate to Buyer. The Deposit shall be nonrefundable to Buyer except as otherwise expressly provided in this Agreement.
(b)    Upon delivery by Buyer to Deposit Escrow Agent, the Deposit will be deposited by Deposit Escrow Agent in an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 15.4. All interest earned on each Deposit while held by Deposit Escrow Agent shall be paid to the party to whom the Deposit is paid, except that if the Closing occurs, Buyer shall receive a credit against the Purchase Price for such interest. The party to whom the interest is paid shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Deposit. The tax identification numbers of the parties hereto shall be furnished to Deposit Escrow Agent upon request.
(c)    If the sale of the Transferred Shares is consummated in accordance with the terms of this Agreement, Buyer shall receive a credit against the Purchase Price in an amount equal to the Deposit. In the event this Agreement is terminated by Buyer or by Seller in accordance with this Agreement, the Deposit shall be disbursed by the Deposit Escrow Agent based upon the applicable events giving rise to such termination as set forth in this Agreement.
(d)    If Buyer fails to deposit the Deposit with the Deposit Escrow Agent on or before the dates specified above, Seller shall have the right and option to immediately terminate this Agreement by written notice of termination to Buyer and the Deposit Escrow Agent.

Section 2.4    Redemption Amount.
(a)    At the Closing, Buyer will receive a credit to the Purchase Price in the amount equal to the redemption price payable to redeem all of the outstanding shares of Preferred Shares of the Trust as of one (1) Business Day after the Closing Date (the "Redemption Amount").
(b)    Buyer agrees that any such redemption of the Preferred Shares shall only occur at least one (1) Business Day after the Closing Date.
Section 2.5    The Closing.
(a)    Subject to the satisfaction of the conditions set forth herein and the termination rights set forth in Article XIII, the closing of the sale and purchase of the Transferred Shares (the "Closing") shall take place five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VI and Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions (such date, as the same may be extended or adjourned as expressly provided in this Agreement or as mutually agreed between the parties to this Agreement, the "Closing Date").
(b)    There shall be no requirement that Seller and Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing may be delivered to the Title Company unless the parties hereto mutually agree otherwise. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to the Title Company any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.
Section 2.6    Due Diligence Period. From the date hereof through 5:00 p.m. (Eastern Time) on February 16, 2015 (the "Due Diligence Period"), subject to the limitations set forth in this Section 2.6 and the Confidentiality Agreement, Buyer and Buyer’s agents, employees, consultants, inspectors, appraisers, accountants, advisors, counsel, engineers and contractors (collectively, "Buyer’s Representatives"), at Buyer’s sole cost and expense, shall have the right to make inspections (including tests, surveys and other studies) of the Companies, the Property and Improvements and all matters reasonably relating thereto. Accordingly during the Due Diligence Period, Buyer and Buyer’s Representatives shall have the right to enter upon and pass through the Property, at reasonable times during ordinary business hour and upon prior notice to Seller, to conduct additional due diligence as Buyer deems reasonably necessary and which may be accomplished without causing any material alteration or damage to the Property and the Improvements in connection with such inspections or tests. Seller shall also have the right, in its discretion, to accompany Buyer and Buyer’s Representatives during each visit. Buyer shall not materially interfere with the operation of the Resort in making any such inspections or tests, and shall return and restore the Property and the Improvements to their condition immediately prior to such inspections or tests, ordinary wear and tear excepted. Notwithstanding any term or provision in this Agreement to the contrary, in no event shall Buyer or Buyer’s Representatives conduct any invasive testing on the Property without Seller’s prior written consent which consent may be given or withheld in Seller's sole discretion.

Buyer shall not permit any Encumbrances to be placed against the Companies, the Property or the Improvements in connection with Buyer’s due diligence investigation and inspection and/or in connection with Buyer’s activities on the Property. Seller will reasonably cooperate by making available to Buyer all information in Seller’s possession or control as reasonably requested by Buyer in connection with the inspections described herein. Buyer hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all Losses arising out of or relating to: (i) Buyer’s or Buyer’s Representatives’ investigation and inspection of the Property and the Improvements; and (ii) Buyer’s or Buyer’s Representatives’ activities on or about the Property, including any damage to the Property or the Improvements or personal injury resulting from any of the activities which Buyer or Buyer’s Representatives conduct on or about the Property, other than Losses resulting from the gross negligence or willful misconduct of Seller, any of the Companies, Manager or their respective employees, contractors, officers or other agents. The provisions of this Section 2.6 shall survive the termination of this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
Section 3.1    General Seller Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby makes the following representations and warranties to Buyer, as of the date hereof, subject to qualification by the Disclosure Schedules. Seller has also delivered to Buyer Disclosure Schedules arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties.
(a)    Formation; Existence.
(i)    Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. Seller has delivered to Buyer true, complete and correct copies of its Organizational Documents as in effect on the Effective Date.
(ii)    Trust is a statutory trust validly existing and in good standing under the laws of the State of Maryland, and has all necessary trust power and authority to carry on its business as it is now being conducted. Trust owns no assets other than the equity interests in Resort Owner and TRS.
(iii)    Each Non-Trust Company is: (i) a limited liability company or corporation, as applicable, validly existing and in good standing under the laws of its state of formation or incorporation, as applicable, and has all necessary limited liability company or corporate power and authority, as applicable, to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in the jurisdiction where the Resort is located.

(b)    Power and Authority. Seller has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(c)    No Conflicts; Consents.
(i)    The execution, delivery and performance by Seller of this Agreement and the sale of the Transferred Shares, does not and will not:
(A)    conflict with or violate the Organizational Documents of Seller or the Declaration of Trust of the Trust or the Organizational Documents of any Non-Trust Company;
(B)    assuming the Existing Financings are satisfied at Closing, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Operating Agreement, except (1) for such conflicts or violations that would not prevent or materially delay the consummation by Seller of the transactions contemplated hereby, or would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and (2) for such conflicts or violations set forth on Schedule 3.1(c)(i); or
(C)    result in the creation or imposition of any Encumbrance upon any of the assets or businesses of the Companies.
(ii)    The execution, delivery and performance by Seller of this Agreement and the sale of the Transferred Shares do not in a manner violate any existing term or provision of any order, writ, judgment, injunction, decree or other Governmental Regulation applicable to its respective assets or properties, except for such violations that or would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(iii)    Except as set forth in Schedule 3.1(c)(iii), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance by Seller of this Agreement or any of the transactions required or contemplated hereby, except for such consents, licenses, approvals, orders, permits or authorizations, registrations, filings or declarations that would not prevent or materially delay the consummation by Seller of the Transaction or would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(d)    Taxes.
(i)    The Companies.
(A)    All Federal Income Tax Returns and all other material Tax Returns required to have been filed by or with respect to the Companies have been timely filed (taking into account any extension of time to file granted or obtained), and, except as set forth on Schedule 3.1(d)(i)(H), such Tax Returns have been duly and accurately prepared in all material respects;
(B)    Buyer has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Companies for taxable periods ending after December 31, 2010 and (ii) any audit reports issued with respect to the Companies for taxable periods ending after December 31, 2010;
(C)    except as set forth on Schedule 3.1(d)(i)(C), all Taxes due on or prior to the Closing Date (whether or not shown to be payable on any Tax Returns) have been paid or will be timely paid on or prior to the Closing Date;
(D)    Except as set forth on Schedule 3.1(d)(i)(D), no material deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against any of the Companies that has not been satisfied by payment, settled or withdrawn;
(E)    there are no Tax liens on the assets of the Companies, other than as set forth on Schedule 3.1(d)(i)(E);
(F)    there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any of the Companies is subject;
(G)    None of the Companies is a party to nor is it bound by nor has it any obligation under any Tax sharing or similar agreement or arrangement;
(H)    Except as set forth on Schedule 3.1(d)(i)(H), the Tax Returns of the Companies have not been audited by any federal or state income taxing Governmental Authority and there are no audits by and contests with any income taxing Governmental Authority currently being conducted, proposed or pending about which any of the Companies has been notified either in writing or, to Seller’s Knowledge, in writing or otherwise, with regard to Taxes or Tax Returns of any of the Companies;
(I)    None of the Companies have liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of Governmental Regulations), as a transferee or successor or by contract;
(J)    No Company has ever been a member of any affiliated group within the meaning of Section 1504 of the Code filing a consolidated federal Income Tax Return;

(K)    No Seller nor any of the Companies is a foreign person within the meaning of Section 1445 of the Code;
(L)    None of the Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; and
(M)    None of the Companies has applied for, received nor has pending a Tax Ruling or commenced negotiations or entered into a Closing Agreement with any Taxing Authority.
(ii)    The Trust.
(A)    At all times since its existence and through the Closing, assuming the Closing Date were the close of the Trust’s taxable year, the Trust qualified as a REIT and for taxation as a REIT under the Code;
(B)    As of the Closing, the Trust shall have no liability for any Taxes under Sections 856 or 857 of the Code, including without limitation Sections 856(c)(7)(C), 857(b), and 857(f), or Section 860 or Section 4981 of the Code or IRS Notice 88-19 or Treasury Regulation Sections 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and any Tax arising pursuant to Section 857(b)(7) of the Code;
(C)    The Trust has no undistributed REIT taxable income prior to January 1, 2015, and will have no undistributed REIT taxable income as of the Closing Date, assuming that the Closing Date were the close of the Trust’s taxable year; and
(D)    The Trust does not hold the Property or any other assets either (1) "primarily for sale to customers in the ordinary course of its trade or business" within the meaning of Section 1221(a)(1) of the Code or (2) subject to Section 1.337(d)-7 of the Treasury Regulations or Section 1374 of the Code.
(E)    All shares of beneficial interest in the Trust (common and preferred shares) have always been transferable within the meaning of Section 856(a)(2) of the Code.
(iii)    TRS. At all times during its existence and until the Closing, TRS has met the requirements for qualification as a taxable REIT subsidiary of the Trust within the meaning of Section 856(l) under the Code. TRS is treated for federal income tax purposes and all relevant state and local income tax purposes as the lessee of the Property. The TRS has paid or will pay all rents due under the TRS Lease on or before the Closing.
(e)    Transferred Shares. Seller is the record and beneficial owner of the Transferred Shares shown opposite of Seller's name on Exhibit B hereto, free and clear of any Encumbrance, except as contained in the Organizational Documents of the applicable Company.

(f)    Capitalization.
(i)    Schedule 3.1(f) sets forth a complete and accurate list of the name and jurisdiction of, and the authorized, issued and outstanding equity interests of each Company.
(ii)    The Trust.
(A)    All of the issued and outstanding shares of beneficial interest of the Trust are owned as set forth on Schedule 3.1(f), are validly issued, fully paid and nonassessable;
(B)    Except for an administrative services letter agreement and related agreements with REIT Administration, LLC relating to the Preferred Shares of the Trust, there are no outstanding obligations, options, warrants, convertible securities or rights, agreements, arrangements or commitments of any kind relating to the shares of the Trust or obligating the Trust to issue or sell any shares, or any other interest in the Trust, other than as set forth in the Trust's Declaration of Trust;
(C)    Other than the rights of the Trust to redeem its Preferred Shares set forth in the designation of the terms of the Trust's Preferred Shares, there are no outstanding commitments or obligations of any nature relating to the issued or unissued shares of the Trust or other securities of the Trust or obligating the Trust to issue any securities of any kind, and there are no commitments or obligations of the Trust to repurchase, redeem or otherwise acquire any shares, or any other interest in the Trust;
(D)    The Trust is not a party to, or otherwise bound by, and has not granted any share appreciation rights, participations, options, phantom equity or similar rights; and
(E)    Except for an administrative services letter agreement and related agreements with REIT Administration, LLC relating to the Preferred Shares of the Trust, there are no agreements or understandings in effect with respect to the voting or transfer of any of the shares or other interest in the Trust.
(iii)    The Non-Trust Companies.
(A)    All of the issued and outstanding equity interests of each Non-Trust Company are owned as set forth on Schedule 3.1(f), are validly issued, and, with respect to each Non-Trust Company that is a corporation, fully paid and non-assessable;
(B)    Except for the security interests and rights relating to the Existing Financings, there are no outstanding obligations, options, warrants, convertible securities or rights, agreements, arrangements or commitments of any kind relating to the equity interests of any Non-Trust Company or obligating any Non-Trust Company to issue or sell any equity interest such Non-Trust Company;
(C)    There are no outstanding commitments or obligations of any nature relating to the issued or unissued equity interests in any Non-Trust Company obligating any Non-Trust Company to issue any securities of any kind, and there are no commitments or obligations of any Non-Trust Company to repurchase, redeem or otherwise acquire any equity interests in such Non-Trust Company;
(D)    No Non-Trust Company is a party to, or otherwise bound by, and has not granted any rights, participations, options, phantom equity or similar rights with respect to its equity interests; and
(E)    Except for the security interests and rights relating to the Existing Financings, there are no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of any Non-Trust Company.
(g)    Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Code and the regulations issued thereunder.
(h)    Anti-Terrorism Laws.
(i)    None of Seller or, to Seller's Knowledge, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the "Executive Order") (collectively, the "Anti-Money Laundering and Anti-Terrorism Laws").
(ii)    None of Seller or, to Seller's Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    None of Seller or, to Seller's Knowledge, (x) its Affiliates or (y) any of its brokers or other agents, in any capacity in connection with the transactions contemplated hereby (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(iv)    Seller understands and acknowledges that Buyer may become subject to further anti-money laundering regulations, and covenants to execute instruments, provide information, or perform any other acts as may reasonably be requested by Buyer, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish Seller's identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Buyer.

(i)    Organizational Documents and Corporate Records. A true and complete copy of (a) the Organizational Documents of each Company, (b) all other corporate organizational documents or any equivalent organizational documents of each Company, and (c) the minute books of each Company have been previously delivered to Buyer. Such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors or managers, incorporators and shareholders of each Company from the date of its formation to the date hereof. All matters requiring the authorization or approval of the board of directors or managers, the incorporators, or the shareholders of each Company have been duly and validly authorized and approved by them.
Section 3.2    Representations and Warranties of Seller as to the Companies. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby makes the following representations and warranties to Buyer, as of the Effective Date, subject to qualification by the Disclosure Schedules:
(a)    Operating Agreements. Except as set forth on Schedule 3.2(a), Seller has delivered or made available to Buyer true and complete copies of all Operating Agreements in its possession or control which involve consideration with a value of $100,000 or more in the aggregate on an annual basis, or would require a Company to purchase or provide goods or services for a period of more than ninety (90) days after the Closing Date (the "Material Operating Agreements"). Such Material Operating Agreements (and any amendments or modifications thereof) are set forth on Schedule 3.2(a) hereto and the same have not been modified or amended, except as shown in such documents. Except as set forth in Schedule 3.2(a), to Seller's Knowledge, (i) such Material Operating Agreements are in full force and effect, (ii) no Company has given or received any written notice of any material breach or default under any of such Material Operating Agreements that has not been cured, and (iii) no Company has transferred, assigned or pledged its interest under any such Material Operating Agreement which will not be released at or prior to Closing.
(b)    Employees; Labor Matters.
(i)    Resort Owner and TRS have no employees.
(ii)    Except as set forth on Schedule 3.2(b)(ii) neither Seller, nor any Company:
(A)    has been confronted or approached by any labor union with regard to representing any Employees within the last six months and to Seller’s Knowledge, Manager has not been confronted or approached by any labor union with regard to representing any Employees within the last six months; or
(B)    is a party to any collective bargaining agreements with any labor union with respect to any Employees.
(iii)    Except as set forth on Schedule 3.2(b)(iii), to Seller’s Knowledge:

(A)    there are no union organizing activities in regard to any Employees and there is no labor unrest at the Resort;
(B)    Manager Employer is not a party to any collective bargaining agreements with any labor union with respect to any Employees; and
(C)    Manager Employer is not a party to any written employment agreement with respect to any Employees at Property.
(c)    Tenant Leases. All Tenant Leases (and any amendments or modifications thereof) are set forth on Schedule 3.2(c) hereto and the same have not been modified or amended, except as shown in such documents. Seller has delivered or made available to Buyer true and complete copies of all Tenant Leases. Except as set forth in Schedule 3.2(c), as of the Effective Date, to Seller's Knowledge, (i) such Tenant Leases are in full force and effect, (ii) no Company has given or received any written notice of any breach or default under any of the Tenant Leases that has not been cured, and (iii) there are no leasing commissions due in connection with such Tenant Leases which are in effect as of the Effective Date, except for any leasing commission that may become due with respect to any unexercised renewals or extensions. No Company has transferred, assigned or pledged its interest under any Tenant Lease which will not be released at or prior to Closing.
(d)    Equipment Leases. All Equipment Leases (and any amendments or modifications thereof) are set forth on Schedule 3.2(d) hereto and the same have not been modified or amended, except as shown in such documents. Seller has delivered or made available to Buyer true and complete copies of all Equipment Leases in its possession or control. Except as set forth in Schedule 3.2(d), as of the Effective Date, to Seller's Knowledge, (i) such Equipment Leases are in full force and effect, and (ii) no Company has given or received any written notice of any breach or default under such Equipment Leases that has not been cured, and (iii) there are no leasing commissions due in connection with any Equipment Leases which are in effect as of the Effective Date, except for any leasing commission that may become due with respect to any unexercised renewals or extensions. No Company has transferred, assigned or pledged its interest under any Equipment Lease which will not be released at or prior to Closing.
(e)    Litigation. Except as disclosed in Schedule 3.2(e) hereto, neither Seller nor any Company has been served with any actions, suits or proceedings pending against or affecting the Companies or the Property in any court or before or by an arbitration tribunal or regulatory commission, department or agency which matters are still pending and have not been dismissed or settled, and, to Seller's Knowledge, no such actions, suits or proceedings has been threatened in writing.
(f)    Financial Statements; Liabilities. Seller has delivered to Buyer the Historical Financials. The Historical Financials fairly present in all material respects the financial condition and the results of operations of the Companies as of the end of and for the respective periods presented therein, all in accordance with GAAP, consistently applied with prior periods, subject to the absence of notes and normal year-end adjustments. Except as set forth on Schedule 3.2(f), the Companies do not have any liabilities of the type required to be disclosed in accordance with GAAP other than those (i) reflected in or otherwise described in the Historical Financials, (ii) incurred in the Ordinary Course of Business since the date of the Historical Financials, or (iii) that are immaterial with respect to the financial condition and the results of operations of the Companies.
(g)    Environmental Matters.
(i)    Seller has delivered or made available to Buyer (including by way of on-site inspection) true, complete and correct copies of the Phase I Environmental Site Assessments in Seller's possession or control, the most recent of which reports are set forth on Schedule 3.2(g) (the "Environmental Reports").
(ii)    To Seller's Knowledge, and except as set forth in the Environmental Reports, (A) no Hazardous Substance is located on the Property, except for amounts permitted by Environmental Laws and used in the Ordinary Course of Business of the Resort, and (B) the operations of the Companies, with respect to the Property, are in material compliance with all applicable Environmental Laws.
(iii)    Since April 8, 2011, neither Seller nor any Company has received any written notice from a Governmental Authority alleging any material violation of any Environmental Law, which has not been addressed and cured in accordance with Environmental Laws.
(h)    Intellectual Property.
(i)    Schedule 3.2(h) sets forth a true and complete list of all Owned Intellectual Property that is the subject of a registration or an application filed with any state, government or other public legal authority. Except as set forth in Schedule 3.2(h), the Companies have rights to use all Owned Intellectual Property free and clear of all Encumbrances other than the Existing Financings (which will be repaid at Closing).
(ii)    The Companies have taken commercially reasonable efforts to protect their ownership of, and rights in, all Owned Intellectual Property.
(iii)    To Seller's Knowledge, the Owned Intellectual Property used in the operation of the Resort as currently conducted does not conflict with the intellectual property rights or other rights of any third party.
(i)    Property. Exhibit C sets forth a true, correct and accurate legal description of the Resort Property. The Resort Property together with the Resort Leases constitutes all the real properties occupied by the Companies or used in connection with the operation of the Resort.
(j)    Personal Property. The Companies have good and marketable title to their personal property assets (other than the Property, which is covered in Section 3.2(l) and other than personal property which is leased) free and clear of all Encumbrances, except Disclosed Exceptions.
(k)    Governmental Regulations. To Seller's Knowledge, except as set forth on Schedule 3.2(k), (i) none of the Property, Improvements or their respective use by the Companies is in violation of any Governmental Regulation that could reasonably be expected to have a Material Adverse Effect, and (ii) neither Seller nor any Company has received any written notice of a pending or threatened investigation regarding a potential violation that could reasonably be expected to have a Material Adverse Effect; provided, however, that Seller makes no representation or warranty with respect to compliance with the Americans with Disabilities Act of 1990, as amended, or any similar state or local statute.
(l)    Title.
(i)    Resort Owner holds good, valid and insurable fee simple title to the Property and Improvements, free and clear of all Encumbrances, except Disclosed Exceptions. Seller has not received written notice of, nor to Seller's Knowledge is there, any default or breach by Resort Owner under any covenants, conditions, restrictions, rights-of-way or easements affecting the Property or Improvements or any portion thereof except as set forth in the Title Commitment, nor to Seller's Knowledge has any event occurred which, with the giving of notice, the passage to time, or both, would constitute such a breach or default.
(ii)    The assets of the Companies (including the Excluded Assets, and the assets of the Manager and its Affiliates) constitute all the assets used in or held for use in the Resort and Property and are sufficient for the operation of the Resort in the Ordinary Course of Business as of the Effective Date.
(iii)    Except with respect to any Disclosed Exceptions and the Existing Financings, Seller has not sold, pledged, transferred or otherwise assigned any development rights or entitlements to the Property to any third party.
(m)    Condemnation. Except as contained in the Title Commitment, to Seller's Knowledge, neither the whole nor any portion of the Resort Property, including access thereto or any easement benefiting such Resort Property, is currently subject to temporary requisition of use by any Governmental Authority or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor, to Seller's Knowledge, is there now pending any condemnation, expropriation, requisition or similar proceeding against the Resort Property or any portion thereof. Seller has not received any written notice that any such proceeding is contemplated.
(n)    Right of Possession. Except for the Tenant Leases and as disclosed in the Disclosed Exceptions, the Companies have not entered into any agreement with any Person granting the right to use, occupy, lease or possess the Property or Improvements, other than customers or guests in the Ordinary Course of Business.
(o)    No Right of Refusal or Options. No Person or entity, other than Buyer, has or on the Closing Date will have any exercisable right or option to acquire, or right of first refusal to acquire, all or any portion of the Property or the Improvements.
(p)    License and Permits. The License and Permits constitute all material local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations, franchises and approvals that are held by the Companies in connection with the Companies' operation of the Resort. To Seller's Knowledge and except as set forth on Schedule 3.2(p), there is no default on the part of the Companies under any of the Licenses and Permits. To Seller's Knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses and Permits. Except as set forth on Schedule 3.2(p), no written notices have been received by the Companies and, to Seller’s Knowledge, Manager has received no written notice with respect to any threatened, or possible revocation, termination, suspension or limitation of the Licenses and Permits.
(q)    Insurance. Neither Seller nor any of the Companies has received and, to Seller’s Knowledge, Manager has not received, any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property.
(r)    Taxes. Except as set forth on Schedule 3.2(r), neither Seller nor any of the Companies (i) has received any written notice from any tax assessor of any proposed increase in real estate taxes with respect to the Property, (ii) is currently contesting any Taxes, and (iii) has received and, to Seller’s Knowledge, Manager has not received, any written notice for an audit of any Taxes which has not been resolved or completed. Each of the Companies has timely filed all Florida sales tax returns.
(s)    Management Agreement; No Franchise Agreement. Except for the Management Agreement (which Seller will provide notice of termination effective as of the Closing and shall be solely responsible for paying all costs and expenses of such termination and any other amounts due and owing to Manager as of the Closing Date), neither Seller nor any of the Companies is a party to any franchise or license agreement for the branding of the Property.
(t)    Garage Easement Agreement. The Garage Easement Agreement is in full force and effect. Neither Seller nor any of the Companies has received written notice of a breach or default under the Garage Easement Agreement, and, to Seller's Knowledge, there is no existing condition that, with notice or passage of time or both, would constitute a default under the Garage Easement Agreement.
(u)    Declarations and REA. The Declaration of Covenants and Restrictions, the Declaration of Restrictive Covenant and the REA are each in full force and effect. Neither Seller nor any of the Companies has received written notice of a breach or default under any of the Declaration of Covenants and Restrictions, the Declaration of Restrictive Covenant or the REA, and, to Seller's Knowledge, there are no existing conditions that, with notice or passage of time or both, would constitute a default under any of the Declaration of Covenants and Restrictions, the Declaration of Restrictive Covenant or the REA.
(v)    Convention Center Agreement. Seller has made available to Buyer a true, correct and complete copy of the Convention Center Agreement which is in full force and effect. Neither Seller nor any of the Companies has received any written notice from the City of Miami Beach that Seller or any of the Companies is in default in any respect of any of its obligations thereunder, and neither Seller nor any of the Companies has delivered any written notice to the City of Miami Beach under the Convention Center Agreement that the City of Miami Beach is in default in any respect of any of its obligations under such agreement.
(w)    Conditional Use Permits. The Conditional Use Permits are in full force and effect. Neither Seller nor any of the Companies has received written notice of a breach or default under either of the Conditional Use Permits, and, to Seller's Knowledge, there is no existing condition that, with notice or passage of time or both, would be likely to cause a revocation of either of the Conditional Use Permits.
Section 3.3    Disclaimer; No Other Warranties.
(a)    EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING, THE TRANSFERRED SHARES ARE BEING PURCHASED AND SOLD "AS IS", "WHERE IS" AND WITH "ALL FAULTS", INCLUDING WITHOUT LIMITATION, ALL MATTERS DISCLOSED IN THE WRITTEN DOCUMENTS PROVIDED DURING DUE DILIGENCE (INCLUDING, WITHOUT LIMITATION, SALES BROCHURES, OTHER LITERATURE, MAPS OR SKETCHES, PROJECTIONS AND PRO FORMAS) AND ANY LATENT DEFECTS AND OTHER MATTERS NOT DETECTED IN BUYER'S INSPECTIONS. BUYER SPECIFICALLY ACKNOWLEDGES AND CONFIRMS THAT SELLER HAS NOT MADE, AND SELLER SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN AS TO, CONCERNING, OR WITH RESPECT TO THE TRANSFERRED SHARES OR THE ASSETS OF THE COMPANIES EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING. THE PURCHASE PRICE AND THE TERMS AND CONDITIONS SET FORTH HEREIN ARE THE RESULT OF ARM'S-LENGTH BARGAINING BETWEEN PARTIES FAMILIAR WITH TRANSACTIONS OF THIS KIND AND NATURE, AND THE AGREED UPON PURCHASE PRICE, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, REFLECT THE FACT THAT BUYER SHALL HAVE THE BENEFIT OF, AND IS NOT RELYING UPON, ANY STATEMENTS, OMISSIONS, REPRESENTATIONS OR WARRANTIES WHATSOEVER, MADE BY OR ENFORCEABLE AGAINST SELLER (OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING) RELATING TO THE CONDITION, OPERATIONS, DIMENSIONS, DESCRIPTIONS, SOIL CONDITION, SUITABILITY, COMPLIANCE OR LACK OF COMPLIANCE WITH ANY STATE, FEDERAL, COUNTY OR LOCAL LAW, ORDINANCE, ORDER, PERMIT OR REGULATION, FINANCIAL PROJECTIONS, OR ANY OTHER ATTRIBUTE OR MATTER OF OR RELATING TO THE TRANSFERRED SHARES OR ASSETS OF THE COMPANIES, INCLUDING, WITHOUT LIMITATION: (I) THE FITNESS OR SUITABILITY OF THE PROPERTY FOR BUYER'S INTENDED USE; (II) THE VALUE OF THE TRANSFERRED SHARES OR ASSETS OF THE COMPANIES, AND (III) THE MARKETABILITY, MERCHANTABILITY, HABITABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED

SHARES OR ASSETS OF THE COMPANIES; (IV) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF THE PROPERTY; (V) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF SOILS OR GROUND WATER AT THE PROPERTY; (VI) THE EXISTENCE, QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF ANY UTILITY SERVING THE PROPERTY; (VII) THE AD VALOREM TAXES NOW OR HEREAFTER PAYABLE ON THE PROPERTY OR THE VALUATION OF THE PROPERTY FOR AD VALOREM TAX PURPOSES; (VIII) THE DEVELOPMENT POTENTIAL OF THE PROPERTY; (IX) THE ZONING OR OTHER LEGAL STATUS OF THE REAL PROPERTY; (X) THE COMPLIANCE BY THE PROPERTY OR ANY PORTION OF THE PROPERTY, OR OF THE OPERATIONS CONDUCTED ON OR AT THE PROPERTY, WITH ANY GOVERNMENTAL REGULATIONS; (XI) THE QUALITY OF ANY LABOR OR MATERIALS RELATING IN ANY MANNER TO THE PROPERTY; AND (XII) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING, THE CONDITION OF TITLE TO THE PROPERTY OR THE NATURE, STATUS, AND EXTENT OF ANY RIGHT OF WAY, LEASE, RIGHT OF REDEMPTION, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, COVENANT, CONDITION, RESTRICTION OR ANY OTHER MATTER AFFECTING TITLE TO THE PROPERTY. FOR THE AVOIDANCE OF DOUBT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WAIVES ANY AND ALL IMPLIED WARRANTIES OF HABITABILITY, LIABILITY OR WORKMANLIKE CONSTRUCTION, INCLUDING ANY WARRANTIES ARISING UNDER GOVERNMENTAL REGULATIONS. BUYER HAS RELIED AND IS RELYING SOLELY UPON THE EXPRESS REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER SET FORTH IN THIS AGREEMENT AND ANY OF THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING AND EXPRESSLY DISCLAIMS ANY RELIANCE UPON AND WAIVES ANY RIGHT TO ASSERT A CLAIM WITH RESPECT TO ANY OTHER STATEMENTS, REPRESENTATION OR WARRANTIES OR COVENANTS MADE OR OMITTED BY SELLER WHATSOEVER.
(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE, ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, COMPLIANCE WITH ENVIRONMENTAL LAWS, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY,

OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING, ALL SUCH REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY BUYER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OMISSIONS OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. BUYER FURTHER HAS NOT RELIED ON SELLER'S SKILL OR JUDGMENT IN SELECTING THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING, BUYER SHALL HAVE NO RIGHT OR CAUSE OF ACTION IN WARRANTY OR OTHERWISE AGAINST SELLER IN ANY CONTROVERSY, CLAIM, DEMAND, OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PROPERTY, AND BUYER HEREBY WAIVES AND RELEASES SELLER FROM ANY SUCH RIGHT OR CAUSE OF ACTION.
(c)    BUYER FURTHER DECLARES AND ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER AND REVIEWED WITH LEGAL COUNSEL OF ITS CHOOSING AND EXPLAINED TO IT IN DETAIL BY SUCH LEGAL COUNSEL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVER.
Section 3.4    Covenants of Seller Prior to Closing. Seller hereby makes the following covenants:
(a)    Conduct of the Business.
(i)    From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller agrees that it shall not, without Buyer's prior consent, which consent may be withheld in Buyer’s sole discretion:
(A)    amend or otherwise change the Organizational Documents of any Company;

(B)    issue or sell or grant any options for any shares of capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any such capital stock or equity interests in any Company;
(C)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the respective capital stock or make any other change with respect to the capital structure of any Company;
(D)    allow any Company to acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the Ordinary Course of Business, in each case that is material, individually or in the aggregate;
(E)    allow any Company to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;
(F)    except to the extent required by applicable Governmental Regulations, knowingly and intentionally take or omit to take any action which is intended to render and actually renders any of Seller’s representations or warranties materially untrue, or which would be a material breach of any of Seller’s covenants; and
(G)    except to the extent required by applicable Governmental Regulations, knowingly and intentionally take any action which is intended to have and has a Material Adverse Effect; and
(H)    allow any Company to apply any of their respective assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly by, to or for the benefit of Seller or any Affiliate thereof (other than any other Company) or to the prepayment of any such amounts or engage in any transactions with any Affiliate (other than any other Company).
(ii)    From the Effective Date until the Closing Date or earlier termination of this Agreement, and subject in all respects to the Manager's rights under the Management Agreement, Seller agrees that it shall cause the Companies to conduct their businesses in the Ordinary Course of Business and to use commercially reasonable efforts:
(A)    To preserve intact the assets of the Companies (normal wear and tear excepted) and relationships with third parties pertaining to their respective businesses; and
(B)    To comply in all respects with Governmental Regulations to the extent that such non-compliance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.
(iii)    Except to the extent Manager is permitted to do any of the following without the consent of TRS under the terms of the Management Agreement, none of Seller, Company, or Manager shall enter into any new material contracts or space leases, agreements or any modifications to any existing Material Operating Agreements except as required by the terms thereof, unless:
(A)    any such agreement or modification will not bind Buyer or Resort after the date of Closing or is subject to termination on not more than sixty (60) days' notice without penalty or fee;
(B)    Seller has obtained Buyer's prior written consent to such agreement or modification, which consent shall not be unreasonably withheld or delayed and shall be deemed given if, within five (5) Business Days following Buyer's receipt of Seller's request, Buyer fails to provide Seller written notice of objection; or
(C)    Seller deems it reasonably necessary to enter into such agreement or modification due to an emergency at the Property.
(iv)    Subject in all respects to the Manager's rights under the Management Agreement, Seller shall not, and shall not allow any Company between the Effective Date and the Closing to release or modify any third-party warranties and guaranties, if any, except with the prior written consent of Buyer.
(v)    Seller shall and shall cause each Company to continue to pay, or cause to be paid, all premiums on, and shall not cancel or voluntarily allow to expire, any insurance policies for the Property not procured by Manager unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
(vi)    Subject in all respects to Manager's rights under the Management Agreement, Seller covenants and agrees with Buyer that, to the extent it is or any Company is legally entitled to do so, between the date of this Agreement and the date of Closing:
(A)    subject to the restrictions contained herein, as well as seasonal differences and events or conditions beyond Seller's or any Company's reasonable control, Seller shall, and shall cause each Company and the Manager to operate the Resort in substantially the same manner in which it operated the Property prior to the execution of this Agreement and in accordance with the existing budget and Manager's property improvement plans (final or proposed);
(B)    Seller shall, or shall cause the Companies to cause Manager to maintain and replenish sufficient levels of Inventory to operate the Property in generally the same manner as prior to the execution of this Agreement and to otherwise promote the Property in generally the same manner as prior to the execution of this Agreement;
(C)    Seller shall, or shall cause the Companies to cause Manager to, maintain all Improvements, including HVAC, electrical, sprinkler and water, substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with the maintenance of the Improvements during Resort Owner's period of ownership; and

(D)    subject to seasonal differences, market conditions and events or conditions beyond Seller's or any Company's reasonable control, Seller shall, or shall cause the Companies to, cause Manager to continue to take Bookings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room Bookings and all meetings and function Bookings shall be booked at rates, prices and charges charged for such purposes in the Ordinary Course of Business.
(vii)    Without the prior written consent of Buyer, neither Seller nor any Company shall create, cause, grant, or permit to exist, any new Encumbrance on the assets of the Companies or other exceptions to title to the Property, other than Disclosed Exceptions and Encumbrances incurred in the Ordinary Course of Business and not incurred in connection with indebtedness for borrowed money, and in the case of any Monetary Encumbrances, in any event will be released and terminated on or prior to the Closing.
Section 3.5    Further Assurances. Seller shall use commercially reasonable efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third party approvals and consents required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.
Section 3.6    Management Agreement. Seller shall, or shall cause the applicable Company to, terminate the Management Agreement effective as of the Closing, at Seller’s sole cost and expense.
Section 3.7    Amendment to Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement the schedules to this Agreement and the representations and warranties of Seller in this Agreement from time to time prior to the Closing to reflect changes since the date of this Agreement, to the extent arising in compliance with Section 3.4, by providing a written copy of such amendment or supplement to Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement (i) shall have no effect for the purposes of determining whether Section 6.2(a) has been satisfied if the matter raised in such supplement has a Material Adverse Effect, but (ii) shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Section 4.1    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:
(a)    Formation; Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
(b)    Power; Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Transferred Shares and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(c)    No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance by Buyer of this Agreement or any of the transactions required or contemplated hereby.
(d)    No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Transferred Shares, will not (i) conflict with or result in any violation of its Organizational Documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.
(e)    Financing Solvency. Buyer has, or will at Closing have, sufficient funds to permit Buyer to consummate the purchase of the Transferred Shares and to pay the Purchase Price at the Closing.
(f)    Prohibited Persons and Transactions. Neither Buyer, any of Buyer's Affiliates, nor, to Buyer's knowledge, any of their respective members, officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Blocked Persons List) or under any U.S. statute, executive order, or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities.
(g)    Anti-Terrorism Laws.
(i)    None of Buyer or, to Buyer's knowledge, its Affiliates, is in violation of the Anti-Money Laundering and Anti-Terrorism Laws.
(ii)    None of Buyer or, to Buyer's knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury,

U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    None of Buyer or, to Buyer's knowledge, (x) its Affiliates or (y) any of its brokers or other agents, in any capacity in connection with the purchase of the Transferred Shares, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(iv)    Buyer understands and acknowledges that Seller may become subject to further anti-money laundering regulations, and covenants to execute instruments, provide information, or perform any other acts as may reasonably be requested by Seller, for the purpose of: (A) carrying out due diligence as may be required by Governmental Regulations to establish Buyer's identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Seller.
(h)    No Knowledge of Breaches. Buyer has no knowledge or reason to believe that any of the representations or warranties made by Seller as of the Effective Date are untrue, incomplete or inaccurate
(i)    Buyer Sophistication and Diligence. Buyer represents that by reason of its business and financial experience, and the business and financial experience of those persons retained by Buyer to advise it with respect to its purchase of the Transferred Shares, Buyer has sufficient knowledge, sophistication and experience in business and financial matters to evaluate the merits and risks of the prospective investment and is able to bear the economic risk of such investment. Buyer has had adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. In addition, Buyer acknowledges that it has had a sufficient period of time to inspect, examine and investigate the Property (and to review survey and title matters relating to the Property) including, but not limited to, the books and records provided or made available by Seller. Buyer represents, warrants and agrees that, except for Seller's representations and warranties expressly set forth herein upon which Buyer is relying (subject to the terms and conditions set forth herein), Buyer is relying solely on its own inspections, examinations and investigations in making the decision to purchase the Transferred Shares.
(j)    Investment Purpose. Buyer will be purchasing the Transferred Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. Buyer acknowledges that the sale of the Transferred Shares hereunder has not been registered under the Securities Act of 1933 and the rules promulgated thereunder, as amended (the "Securities Act") or any state securities laws, and that the Transferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D of the Securities Act.
Section 4.2    Further Assurances. Buyer shall use commercially reasonable efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third party approvals and consents required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.
Section 4.3    Bookings. Buyer shall assume and honor all Bookings for any period on or after the Closing Date.
Section 4.4    Records Retention and Tax Cooperation. Buyer shall use its commercially reasonable efforts to (a) at Seller’s expense, provide Seller with such information as may reasonably be requested related to Pre-Closing Tax Periods in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for taxes, and (b) retain and provide Seller with any records or other information relating to Pre-Closing Tax Periods which may be relevant to any return, audit or examination, proceeding, litigation, investigation by any Governmental Authority relating to Seller or its parent Affiliate, or the pro-rations in Article XI or any indemnification claim arising pursuant to Article XII. Without limiting the generality of the foregoing, Buyer shall use its commercially reasonable efforts to retain and make reasonably available to Seller all records pertaining to the Resort for periods prior to the Closing until December 31, 2019, including, but not limited to, those records necessary for Seller's preparation of Tax Returns and responses to federal Tax audits (including but not limited to copies of Tax Returns, supporting work schedules and other records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date). Buyer covenants to use its commercially reasonable efforts to provide Seller with a reasonable opportunity to review and copy any such records during normal business hours prior to Buyer destroying or otherwise disposing of same. Buyer acknowledges that the obligations set forth in this Section 4.4 shall continue for a period of six (6) years following the calendar date for which such records apply. At Seller's request and at Seller's expense, Buyer shall promptly (but in no case more than sixty (60) days from request) prepare and provide to Seller such Tax information as is reasonably requested by Seller with respect to the operations, assets, or activities of the Resort under Seller's ownership for Pre-Closing Tax Periods to the extent such information is relevant to any Tax Return which Seller has the obligation to files; provided, however, that Buyer shall not be obligated to incur any expense or fee in connection therewith.
Section 4.5    Officer and Director Indemnification and Insurance. Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Companies, as provided in the respective certificates of incorporation or formation, by-laws or operating agreements, or in indemnification agreements, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

ARTICLE V
CERTAIN COVENANTS OF BUYER AND SELLER
Section 5.1    Liquor Licenses.
(a)    Buyer's Application to Change Related Parties.
(i)    All Liquor Licenses currently held for use at the Resorts are identified on Schedule 5.1(a)(i).  Buyer shall, at its sole cost and expense, promptly prepare and file an application with each applicable Governmental Authority for the change in control and change to related parties on the existing license(s) which allow and provide for the sale and distribution of alcoholic beverages at the Resorts to members of the public and patrons of the Resorts ("Liquor Licenses") or for the issuance of new Liquor Licenses.
(ii)    Seller shall reasonably cooperate with Buyer (at no cost or liability to Seller), and shall cause the Resort Owner, and TRS, at Buyer's cost, to fully cooperate with Buyer as Buyer may reasonably request to effect the change of control and change to related parties on the Liquor Licenses, without limitation, providing and/or executing such commercially reasonable and customary forms, certificates, agreements or other documents in the form required by the relevant liquor board or licensing authority and, to the extent required under Governmental Regulations, establishing any necessary escrow arrangements, to reflect a change of control and change of related parties on the current Liquor Licenses.
(b)    Transfer of Liquor Inventory.  Notwithstanding any other provision of this Agreement, all wine, beer, spirits and other Alcoholic Beverages located at the Resort shall be sold and transferred to Buyer only in such manner as complies with Governmental Regulations, including alcoholic beverage control laws and the terms of the Liquor Licenses.
Section 5.2    Employee Matters.
(a)    Seller shall cooperate with Buyer and shall use its commercially reasonable efforts to cause Manager Employer to provide information to Buyer and its management company regarding Employee names, positions, dates of hire and current compensation, as reasonably requested by Buyer, and allow Buyer the opportunity to interview the Employees. Buyer covenants to Seller that Buyer, an Affiliate of Buyer or its management company shall, before the Closing, offer employment (to be effective as of the Closing) to substantially all Employees other than those individuals listed on Schedule 5.2, which in all events must be sufficient so that the actions of the parties pursuant to this Agreement does not trigger the application of the WARN Act and will not cause Seller, Manager Employer, Manager, any Affiliate of Seller, Manager or Manager Employer, to be subject to the notification requirements of the WARN Act. With respect to those Employees to whom offers of employment are made by Buyer, an Affiliate of Buyer, or the management company selected by Buyer, such offers shall be for employment on substantially the same terms and conditions as each Employee enjoyed prior to the Closing.
(b)    Seller shall cooperate in good faith with Buyer to prepare and disseminate to the Employees mutually-agreeable communications regarding the transactions contemplated hereby in an effort to minimize business disruption prior to the Closing Date. In the event of a dispute between Seller and Buyer regarding the content, timing, method of transmission or any other aspect of such communications, Seller shall make the final determination.
(c)    To the extent that such Employees have not been terminated prior to the Closing Date, Seller shall cause Manager Employer to terminate no later than the Closing Date all Employees as to whom Buyer provides notice of its intent to hire as provided above; provided that for purposes of clarity, Manager or Manager Employer, as applicable, may, in its sole discretion and at its sole expense, continue the employment after the Closing of any Employees that Buyer has not made an offer to employ in order to assist Seller in post-Closing matters or other duties. Employees who are offered and accept employment with Buyer, any Affiliate of Buyer, or Buyer's management company are the "Transferred Employees."
(d)    Buyer and its Affiliates shall be responsible for all severance obligations (including, but not limited to, Severance Payments and COBRA benefits) (i) for Employees who are not offered employment with Buyer, an Affiliate of Buyer or the management company selected by Buyer, on or prior to the Closing Date; provided however Buyer shall receive a credit for such amounts pursuant to Section 11.1(h) in an aggregate amount not to exceed Three Hundred and Forty-Three Thousand Dollars, ($343,000) (the "Severance Reimbursement Amount"), and (ii) for all Transferred Employees who are terminated by Buyer within the twelve (12) month period following the Closing Date. The severance payments for each Employee which is not offered employment and each Transferred Employee which is terminated, as applicable, shall be no less favorable than the severance currently offered by Manager Employer under its existing severance policy or plan (the "Severance Payments"); provided that no Transferred Employee whose employment is terminated for gross misconduct, insubordination or refusal to perform employment duties, shall be entitled to any Severance Payment hereunder. Seller shall be solely responsible for all long-term incentive payments due to the four (4) employees set forth on Schedule 3.2(b)(iii) pursuant to the offer letters set forth on such schedule in connection with the consummation of the transactions contemplated by this Agreement.
(e)    Following the Closing, Buyer will provide to each Transferred Employee, for the period of at least twelve (12) months immediately following the Closing Date, no less than the same wage rate or cash salary level in effect for such Transferred Employee immediately prior to the Closing and employee benefit plans, (equity and non-equity) incentive compensation and fringe benefits that are of at least the same or substantially the same value, in the aggregate, as those in effect immediately prior to the Closing and thereafter, for so long as such Transferred Employee is employed by Buyer, an Affiliate of Buyer or the management company selected by Buyer, Buyer shall, or shall cause its Affiliate to, waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan providing health benefits in which Transferred Employees will participate after the Closing Date. For eligibility and vesting purposes under any tax-qualified retirement plan sponsored or maintained by Buyer and its Affiliates and for all purposes with regard to vacation, sick time, personal time off, or other similar policies, Buyer shall, or shall cause its Affiliates or the management company selected by Buyer, to, provide Transferred Employees with past service credit for such Transferred Employees' service at the Resort, as applicable. Seller and Buyer agree to use commercially reasonable efforts to cooperate, provide all necessary information required, to coordinate the direct rollover of Manager's 401(k) plan accounts of the Transferred Employees to Buyer's 401(k) plan, and take all commercially reasonable actions required to allow the rollover of existing loans made to certain participants in Manager's 401(k) plan. Nothing in this Agreement shall require or permit Buyer to assume any obligations under any Employee Benefit Plans currently maintained by Manager Employer or its Affiliates. Notwithstanding the foregoing, Buyer agrees to credit each Transferred Employee for such Transferred Employee's accrued vacation days, sick-leave or other paid time-off earned and accrued by such Transferred Employee as of the Cut-Off Time under Manager Employer's employment policies; provided that Buyer receives a credit from Seller at Closing for such Transferred Employee's accrued vacation days, sick-leave or other paid time-off earned and accrued by such Transferred Employee as of the Cut-Off Time.
(f)    In the event Buyer, an Affiliate of Buyer, or the management company selected by Buyer either fails to offer to employ a sufficient number of Employees of Manager or fails to provide sufficient compensation and benefits, or effectuates terminations or layoffs after the Closing Date, in each case such that there is deemed to be an employment loss or layoff triggering WARN Act notice requirements and/or liability, Buyer shall be responsible for all liabilities and obligations arising under or pursuant to the WARN Act, including any and all fines, penalties, attorneys’ fees and costs thereunder. Buyer shall be solely responsible for any and all liabilities, claims and obligations of any kind arising out of the employment (or termination of employment, whether actual or constructive) of Transferred Employees arising on and after the Closing Date ("Employee Claims").
(g)    No provision of this Section 5.2 shall create any third party beneficiary or other rights in any Employee or former Employee (including any beneficiary or dependent thereof) of Manager or Manager Employer in respect of continued employment (or resumed employment) with Buyer, any of its Affiliates, or its property manager, and no provision of this Article shall create any such rights in any such persons in respect of any benefit that may be provided, directly or indirectly, under any Employee Benefit Plan of Manager or Manager Employer or any Buyer Employee Benefit Plan, and nothing herein, whether express or implied shall be deemed to constitute an amendment or modification under any Employee Benefit Plan of Manager or Manager Employer or any Buyer Employee Benefit Plan. If (i) a party other than the parties hereto make a claim or take other action to enforce any provision in this Agreement as an amendment to Buyer's Employee Benefit Plan, and (ii) such provision is deemed to be an amendment to such Buyer Employee Benefit Plan even though not explicitly designated as such in this Agreement, then, solely with respect to Buyer Employee Benefit Plan at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto. Seller and Buyer acknowledge and agree that nothing in this Agreement is intended to create a "joint employer" relationship between them with respect to any Employee.

(h)    With respect to the Transferred Employees, Buyer agrees to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting. Seller shall cooperate with Buyer and shall provide to Buyer, or cause to be provided to Buyer, such information relating to the Transferred Employees as is necessary for Buyer to comply with Buyer’s obligations set forth in this Section 5.2.
(i)    After the expiration of the Due Diligence Period and before the Closing Date, upon prior notice and request by Buyer, Seller and each of the Companies shall use commercially reasonable efforts to cause Manager to allow Buyer and its hotel property manager, at Buyer’s sole cost and expense (including reimbursement for any hourly wages for such Transferred Employees who attend such training), to conduct offsite training seminars that certain Transferred Employees will be asked to attend. Notwithstanding the foregoing, in no event shall the attendance by such Transferred Employees disrupt the normal operations of the Resort Property.
Section 5.3    Directors' and Officers' Release; Indemnification.
(a)    As of Closing, Seller for itself and for its Affiliates (including the Companies), absolutely and irrevocably waives, remises, releases, acquits, satisfies and forever discharges each Person who is now, or has been at any time prior to the Effective Date, an officer or director of any Company, and each of their respective predecessors, parents, subsidiaries or Affiliates, and each of their successors, assigns trustees, directors, officers, shareholders, partners, managers, members, employees, Affiliates, and servicers, attorneys and agents (collectively, the "D&O Parties"), from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, inactions, claims, demands and causes of action of any nature whatsoever, at law or in equity, known or unknown which Seller or any Company now has or hereafter can, shall or may have the right to assert by reason of any matter, cause or thing, occurring from the beginning of the world to and including the Closing Date (the "D&O Claims"), in law or in equity, including, without limitation, any and all D&O Claims which are presently unknown, unsuspected, unanticipated or undisclosed. Seller acknowledges that there is a risk that subsequent to the Closing Date, Seller may discover, incur, or suffer from D&O Claims which were unknown or unanticipated on the date of this Agreement, including, without limitation, unknown or unanticipated D&O Claims which, if known by Seller on the date of this Agreement, may have materially affected Seller's decision to execute this Agreement. Seller acknowledges that Seller is assuming the risk of such unknown and unanticipated D&O Claims and agrees that this Section 5.3(a) applies thereto.
(b)    Following the Closing, Buyer shall, and shall cause the Companies to, provide with respect to each of the D&O Parties the indemnification rights which such D&O Parties has as of the date of this Agreement under the provisions of its respective Organizational Documents, for claims arising out of, and related to, any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising out of the fact that such Person is or was a manager, director or officer of any of the D&O Parties and pertaining to any matter first arising subsequent to the Closing Date and asserted or claimed after the Closing Date (the "D&O Indemnified Liabilities"). Buyer shall, or shall cause the Companies to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Party. Any D&O Party wishing to claim indemnification under this Section 5.3 upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.3 except to the extent such failure materially prejudices such party).
(c)    Buyer covenants for itself and its successors and assigns, that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the D&O Parties (including the Companies) with respect to any liabilities, actions or causes of action relating to, arising out of or resulting from this Agreement or the Transaction. Any such action or proceeding is to be brought solely against Seller.
Section 5.4    Guest Data and Excluded Intellectual Property.
(a)    Buyer and Seller acknowledge and agree that pursuant to the term of the Management Agreement, the Guest Data is jointly owned by the Companies and Manager and Manager shall have the right to continue to own and use the Guest Data in any reasonable manner.
(b)    Buyer acknowledges that the Companies do not have rights under or title to, and Buyer is not acquiring, nor following the Closing will the Companies have any rights with respect to or under the Excluded Contracts or the Excluded Intellectual Property.
Section 5.5    Limited License to KSL Capital to Use Owned Intellectual Property. Effective upon Closing, Buyer hereby grants to Seller and its Affiliates a non-exclusive, perpetual, royalty-free, irrevocable license back to use, reproduce, and display the Owned Intellectual Property of the Companies as of the Closing Date solely for use in connection with its private placement and private investor relations activities, including but not limited to the marketing of future funds or other similar endeavors which in no event shall include any public sharing of information. Seller agrees and acknowledges that, upon Closing, Buyer (through the Companies) shall be the sole and exclusive owner of the Intellectual Property, including all goodwill associated therewith, and agrees that it will do nothing inconsistent with such ownership.
Section 5.6    Buyer Covenant to Maintain REIT Status. Buyer shall maintain the Trust as a real estate investment trust for federal income tax purposes for the Tax year in which the Closing occurs. Buyer covenants and agrees not to take any action or operate the Trust in such a manner as to cause the Trust to lose its qualification as a real estate investment trust for federal income tax purposes for its taxable year which includes the day of Closing; provided, however, that Buyer makes no representation or warranty concerning the status of the Trust as a real estate investment trust for federal income tax purposes for any period prior to the Closing. Subject to the foregoing, nothing in this Section 5.6 shall limit the right of Buyer to liquidate the Trust at any time subsequent to one (1) Business Day after the Closing Date. In addition, nothing in this Section 5.6 shall in any way be construed as a representation of Buyer regarding any pre-closing matters related to the Trust or creating any indemnification obligations relating to any pre-closing matters related to the Trust. Buyer shall have no obligation to make any expenditure to remedy for the benefit of Seller (or its direct or indirect owners) any failure to comply with a REIT qualification requirement related to any structural item, item of gross income, asset or organizational matter in existence or related to periods on or prior to the Closing Date; provided that Buyer shall provide Seller with adequate opportunity to cure any such defect by payment of any applicable penalty or excise tax, at no cost or expense to Buyer or the Companies. With respect to the taxable year of the Trust which includes the Closing Date, the Trust shall not designate as “capital gain dividends” within the meaning of Section 857 of the Code any dividends paid to Seller during 2015 (or dividends treated as paid to Seller during such taxable year), except to the extent arising from gain from the sale or exchange of a capital asset held for more than one year during the period commencing January 1, 2015 and ending on the Closing Date. For avoidance of doubt, so long as the Trust has no gain from the sale or exchange of a capital asset held for more than one year during the period commencing January 1, 2015 and ending on the Closing Date, the Seller’s Form 1099-DIV for 2015 from the Trust shall not report any capital gain distributions or dividends.
Section 5.7    Seller Retained Liability. From and after the Closing Date, Seller agrees to retain all liability relating to (a) the indemnification obligations of Resort Owner pursuant to Section 5 of the Confidential Mediation Settlement Agreement and Mutual General Release dated as January 25, 2014 between RP Hotel Holdings, LLC and Tatro Construction Co., LLC (the "Settlement Agreement") and (b) the Sales and Use Tax Audit from the Florida Department of Revenue described on Schedule 3.2(r) (collectively, the "Seller Retained Liabilities"). Buyer shall, and shall cause its subsidiaries to, (i) fully cooperate with Seller with respect to the indemnification obligations arising pursuant to Section 5 of the Settlement Agreement, (ii) forward any claims or correspondence with respect thereto to the contact person identified by Seller to Buyer from time to time, and (iii) execute all documents reasonably requested by Seller relating to the settlement of any claims arising thereunder. Until the Seller Retained Liabilities are paid in full or until the statute of limitations with respect to such liabilities has lapsed, Seller shall retain sufficient assets to satisfy its obligations to pay the Seller Retained Liabilities or cause an Affiliate of Seller with assets sufficient to pay the Seller Retained Liabilities to assume the obligations set forth in this Section 5.7.
Section 5.8    New Management Agreement. Buyer hereby agrees to enter into a new management agreement with an eligible independent contractor for the management of the Resort effective as of the Closing.
ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
Section 6.1    Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transfer of the Transferred Shares to Buyer on the Closing Date is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:
(a)    Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date; provided, however, that any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects (but subject to the materiality or Material Adverse Effect qualifiers contained in such representations and warranties).

(b)    Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing.
(c)    The Deposit Escrow Agent shall have received all of the documents required to be delivered by Buyer under Section 7.1.
(d)    The Deposit Escrow Agent shall have received the Purchase Price in accordance with Section 2.2 and all other amounts due to Seller from Buyer hereunder.
(e)    There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a person or entity that is not an Affiliate of Seller pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.
Section 6.2    Conditions to Buyer's Obligations. The obligation of Buyer to purchase and pay for the Transferred Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:
(a)    Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date; provided, however, that any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects (but subject to the materiality or Material Adverse Effect qualifiers contained in such representations and warranties).
(b)    Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing.
(c)    No judgment, order, lis pendens, injunction or any other action of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction that is materially necessary to Buyer's operation of the Property in the Ordinary Course of Business shall be in effect as of the Closing which restrains or prohibits the transfer of the Transferred Shares or the consummation of any other transaction contemplated hereby and which would result in a Material Adverse Effect.
(d)    Buyer shall have obtained or the Title Company shall have irrevocably committed to issue the Title Policy.
(e)    The Management Agreement and the KSL Retail Agreement shall be terminated effective as of the Closing, at Seller’s or the Companies sole cost and expense.
(f)    The Deposit Escrow Agent shall have received all of the documents required to be delivered by Seller under Section 7.2, and all of the consents or actions set forth on Schedule 6.2(f) shall have been obtained or occurred, as applicable.

Section 6.3    Waiver of Conditions Precedent. The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing.
ARTICLE VII
CLOSING DELIVERIES
Section 7.1    Buyer Closing Deliveries. Buyer shall deliver or cause to be delivered the following documents at Closing:
(a)    a certificate of Buyer certifying as to the satisfaction of the condition set forth in Section 6.1(a) and Section 6.1(b); and
(b)    funds evidencing the Purchase Price (disbursed as provided in Section 2.2 and as adjusted by the application of the Debt Payoff Amount, the Deposit and the Redemption Amount), plus or minus costs and prorations as set forth herein and any other funds needed to satisfy Buyer's obligations hereunder;
(c)    a duly executed and sworn officer's certificate from Buyer (or the general partners, manager or managing member of Buyer, where appropriate) certifying that Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(d)    an executed and acknowledged incumbency certificate from Buyer (or the general partners, manager or managing member of Buyer, where appropriate) certifying the authority of the officers of Buyer (or the general partner, managing member of Buyer, where appropriate) to execute this Agreement and the other documents delivered by Buyer to Seller at the Closing;
(e)    if applicable, all transfer Tax Returns which are required by Governmental Regulations in connection with the payment of all state or local real property Transfer Taxes that are payable or arise as a result of the consummation of the Transactions, in each case, as prepared by Seller and duly executed by Buyer;
(f)    the Holdback Escrow Agreement duly executed by Buyer;
(g)    a closing statement prepared and approved by Seller and Buyer, consistent with the terms of this Agreement.
Section 7.2    Seller Closing Deliveries. Seller shall deliver or cause to be delivered the following documents at Closing:
(a)    certificates representing the Transferred Shares, duly endorsed in blank or accompanied by a stock or share power, as applicable, duly endorsed in blank in proper form for transfer;
(b)    the Holdback Escrow Agreement duly executed by Seller;

(c)    an affidavit that Seller is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended;
(d)    a certificate of Seller certifying as to the satisfaction of the condition set forth in Section 6.2(a) and Section 6.2(b);
(e)    a closing statement prepared and approved by Seller and Buyer, consistent with the terms of this Agreement;
(f)    copies of payoff letters with respect to the payment of the Debt Payoff Amount.
(g)    a duly executed and sworn officer's certificate from Seller certifying that Seller and its stockholders have taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(h)    an executed and acknowledged incumbency certificate from Seller certifying the authority of the officers of Seller to execute this Agreement and the other documents delivered by Seller to Buyer at the Closing;
(i)    if applicable, all transfer Tax Returns which are required by Governmental Regulations in connection with the payment of all state or local real property Transfer Taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by Seller and duly executed by Buyer;
(j)    the effective written resignations of each of the directors, trustees, and officers of each of the Companies;
(k)    the original Organizational Documents, corporate minute books and other corporate records of each of the Companies;
(l)    an owner’s title affidavit, including a “gap indemnity” undertaking, in form and substance reasonably satisfactory to the Title Company, executed by Seller and/or the Companies and duly acknowledged;
(m)    an opinion from one of the accounting firms commonly referred to as the "Big Four" to the effect that the Trust has at all times qualified as and for taxation as a REIT within the meaning of Section 856 of the Code, substantially in the form previously delivered to the Trust, and subject to factual representations to be made by the Trust; and
(n)    evidence of termination of the Management Agreement and the KSL Retail Agreement.
Section 7.3    Removal of Excluded Assets. The Excluded Assets shall be removed from the Resort by Seller, at its expense, on or prior to the Closing Date, except with respect to those Excluded Assets that the Seller and Buyer reasonably agree are required for the operation of the

Resort on the Closing Date, which shall be removed by Seller within ten (10) days following the Closing Date.

ARTICLE VIII
INSPECTION
Section 8.1    Right of Inspection.
(a)    Commencing on the Effective Date and continuing until the Closing Date, or the earlier termination of this Agreement, Buyer and its agents shall have the right, upon reasonable prior written notice to Seller and at Buyer's cost, risk and expense to inspect the Property during business hours, provided that (i) any such access shall be conducted in a manner not to interfere with the normal day to day business operation of the Property, and (ii) the Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier, distributor, franchisee or other material business relation of the Companies regarding, its business or the transactions contemplated by this Agreement without the prior consent of Seller. Notwithstanding the foregoing, Buyer shall not have the right to do any invasive testing of the Property without the prior written consent of Seller, which may be granted or withheld in Seller's sole and absolute discretion. Regardless of the recommendations or other findings of any Phase I environmental assessment ordered or obtained by Buyer, Buyer shall not conduct or contract for any so-called Phase II environmental assessment, including, but not limited to testing, sampling, boring, drilling or other physically intrusive examination, without the prior written consent of Seller, which consent may be granted or withheld in Seller's sole and absolute discretion. Buyer's right of inspection of the Property shall be subject to the rights of the Tenants and Resort guests.
(b)    Upon Buyer's request, Seller shall deliver such other documents and information as Buyer may reasonably request concerning the Resort, the Property, excluding documents and information which are subject to confidentiality agreements which do not permit their disclosure to Buyer, and documents and information subject to the attorney-client privilege.
(c)    Seller agrees, without undue expense or inconvenience to Seller, to reasonably cooperate with Buyer in connection with its investigation of the Resort and the Transferred Shares and all other matters pertaining thereto. Buyer shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its due diligence review, testing and inspections of the Property.
(d)    If Buyer does not acquire the Property for any reason whatsoever, Buyer shall destroy or return all "Confidential Information" (as defined in the Confidentiality Agreement) as required pursuant to the terms of the Confidentiality Agreement.
Section 8.2    Indemnification; Restoration. Buyer agrees to save, protect, defend, indemnify and hold Seller and each of its Indemnitees harmless from and against any and all liabilities suffered or incurred by Seller or any of its Indemnitees as a result of or in connection with any activities of Buyer (including activities of any of Buyer's employees, consultants, contractors or other agents) relating to its inspection of the Property, including, without limitation, mechanics' liens, materialmen's liens or other liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith or a violation of the confidentiality provisions of this Agreement. If the Property is damaged in any material respect as result of such activities, Buyer, at its sole cost and expense, shall promptly repair such damage to the Property to the reasonable satisfaction of Seller.
ARTICLE IX
TITLE
Section 9.1    Title. Seller has delivered to Buyer a current commitment for ALTA title insurance, issued by the Title Company, showing Seller's interest in the Property and copies of all exception documents referenced therein. Seller shall be obligated to cure (either by payment or by providing a bond or other financial commitment to the Title Company such that the items are not shown as exceptions in the Title Policy) all Monetary Encumbrances.
Section 9.2    Survey. Seller has provided to Buyer, the most current survey of the Property in the possession of Seller.
Section 9.3    Delivery of Title. At the Closing, Seller shall obtain releases of or cause the Title Company to insure over (in a manner acceptable to Buyer) all Monetary Encumbrances and deliver title to the Property and Improvements subject only to the Disclosed Exceptions.
Section 9.4    Cooperation. In connection with obtaining each Title Policy, Buyer and Seller, as applicable, and to the extent requested by the Title Company, will deliver to the Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Seller and (ii) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, and (b) an ALTA statement in the form reasonably required by the Title Company.

ARTICLE X
TRANSACTION COSTS; RISK OF LOSS

Section 10.1    Transfer Taxes and Transaction Expenses. Upon the Closing, Buyer shall pay (i) the costs of any owner's policy of title insurance based on each Title Commitment, (ii) 100% of any Transfer Taxes triggered by the transactions contemplated hereby, (iii) all of its due diligence expenses, (iv) the costs of any endorsements to the owner's policy of title insurance, (v) the costs of any lenders' policies of title insurance issued based on the Title Commitments, (vi) any appraisals, (vii) any new environmental reports, any new property condition reports and any updated or new surveys of the Property and (viii) any fees or expenses with respect to any financings arranged by Buyer in connection with the purchase of the Transferred Shares. Except to the extent otherwise specifically provided herein, all other expenses incurred by Seller and Buyer with respect to the negotiation, documentation and closing of the transactions contemplated hereby, including, without limitation, Seller's and Buyer's respective attorneys' fees and expenses, shall be borne and paid by the party incurring same.

Section 10.2    Risk of Loss.
(a)    If, on or before the Closing Date, the Property or any portion thereof shall be (i) materially damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Buyer and, at Closing, Seller will credit against the Purchase Price payable by Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by Seller as a result of such casualty or condemnation, plus the amount of any deductible (unless such casualty or condemnation constitutes a Material Casualty or Material Condemnation, as applicable), less any amounts spent to restore the Property. If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Transferred Shares (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance) and Seller will at Closing assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.
(b)    Notwithstanding the provisions of Section 10.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, Buyer shall have the right, exercised by written notice to Seller no more than five (5) Business Days after Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement. In which case, neither Buyer nor Seller shall have any further rights or obligations hereunder with respect to the purchase and sale of the Transferred Shares other than those which would expressly survive a termination of this entire Agreement and the Deposit Escrow Agent shall promptly disburse the Deposit to Buyer. If Buyer fails to timely terminate this Agreement in accordance with this Section 10.2(b), the provisions of Section 10.2(a) shall apply. As used in this Section 10.2(b), a "Material Casualty" shall mean any damage to the Property or any portion thereof by fire or other casualty that will (i) cost more than Five Million Dollars ($5,000,000) to repair or (ii) will prevent the Resort from being substantially operated in the Ordinary Course of Business for more than ninety (90) days (in each case, as reasonably estimated by an independent and disinterested architect or registered professional engineer competent to make such estimate and selected by Buyer). As used in this Section 10.2(b), a "Material Condemnation" shall mean a taking that results in: (i) the loss of any portion of the common areas of the Property which have a material impact on the operation of the Resort; (ii) a material reduction or restriction in access to the Property, including ingress or egress; (iii) a permanent Material Adverse Effect on the operation of the Resort; or (iv) the Resort from not being substantially operated in the Ordinary Course of Business for more than ninety (90) consecutive days.
(c)    Subject to the provisions of this Section 10.2, the risk of loss or damage to the Property shall remain with Seller until the occurrence of the Closing.

ARTICLE XI
ADJUSTMENTS
Section 11.1    Adjustments and Prorations. The matters and items set forth below shall be apportioned between Seller and Buyer or, where applicable, credited in total to a particular party, without duplication:
(a)    Taxes. All real and personal property taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Cut-Off Time and Seller shall be responsible for all such amounts attributable to the period prior to the Cut-Off Time, and Buyer shall be responsible for all such amounts attributable to the period after the Cut-Off Time. If such taxes for the Tax year in which the Closing occurs or any previous Tax year have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available. When such taxes have been finally determined, the parties shall recalculate such prorations and any amount payable by Seller or Buyer shall be paid to the other party within fifteen (15) days after such taxes are finally determined.
(b)    Room Rentals. One-half (50%) of the room rentals attributable to the night prior to the Closing Date shall be the property of applicable Seller and the remaining one-half (50%) shall be the property of Buyer. Room rentals attributable to any night prior to the night prior to the Closing Date shall be the property of applicable Seller.
(c)    Reservation Deposits. Prepaid and unearned reservation and event deposits (including deposits for group Bookings and events) and other such third party prepaid items relating to periods after the Cut-Off Time shall be transferred to Buyer, or the amounts thereof credited to Buyer, at the Closing.
(d)    Utility Charges. Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time. Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time. To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills and readjusted on the basis of the actual bills as and when received. Seller shall receive a credit for all deposits transferred to Buyer or which remain on deposit for the benefit of Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to Seller.
(e)    Accounts Payable, Operating Expenses and Trade Accounts. At Closing, Seller shall receive a credit for all unconsumed portions of prepaid expenses, including any prepaid personal or real property taxes, but excluding prepaid expenses to the extent they pertain to Operating Agreements which constitute Excluded Assets. Buyer shall receive a credit for all Accounts Payable, and accrued operating expenses up to and including the Cut-Off Time. All Accounts Payable for which Buyer received a credit pursuant to this Section 11.1(e) and all accounts payable, operating expenses and trade accounts of the Resort accruing after the Cut-Off Time ("Post-Closing Expenses") shall be the responsibility of Buyer; provided, however, that following the Closing, Seller and Buyer shall re-prorate the amount of Seller's credit or the amount of any Post-Closing Expenses and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services (including, with respect to invoices not received until after the Closing Date that cover both pre-Closing and post-Closing periods).
(f)    Food, Beverage and Other Income. Revenues from food, beverage and banquet services, room service, public room revenues, laundry facility revenue and other services rendered to guests of the Resort and the expenses related thereto attributable to periods prior to the Cut-Off Time shall be the property of Seller.
(g)    Tenant Leases. All rentals under the Tenant Leases (including fixed rents and charges in respect of electricity, operating expenses and taxes) shall be prorated as of the Cut-Off Time if, as and when collected. If there are any arrearages under the Tenant Leases as of the Closing Date, any delinquent rents collected by Seller or Buyer after the Closing Date with respect to such Tenant Leases shall be applied first to any arrearages for the calendar month in which the Closing occurs, second to any arrearages for the calendar month immediately preceding the calendar month in which the Closing occurs, third to any arrearages for the months after the calendar month in which the Closing occurs, and fourth to any other arrearages. Buyer shall use commercially reasonable efforts to collect such arrearages and shall cooperate with Seller, at Seller's cost, in connection with any collection efforts of Seller. Buyer shall receive a credit in the amount of any unapplied Security Deposits under the Tenant Leases. Notwithstanding anything to the contrary, there shall be no credit to Buyer for any periods of free or reduced rent under the Restaurant Lease, and no prorations shall be made with respect to the TRS Lease.
(h)    Accrued Vacation; Severance Payments and Training Costs. Buyer shall receive a credit in an amount equal to one hundred percent (100%) of the Accrued Vacation Pay as of the Cut-Off Time of all Transferred Employees. Buyer shall receive a credit with respect to the Severance Payments paid by Buyer in accordance with Section 5.2(d)(i) in an amount not to exceed the Severance Reimbursement Amount. Seller shall receive a credit in an amount equal to any employee expenses incurred by Seller or the Companies with respect to any Transferred Employees that attended the training seminars contemplated by Section 5.2(i).
(i)    Account Cash. To the extent not distributed to Seller prior to the Closing, all Account Cash as of the Cut-Off Time shall become the property of Buyer and the amount thereof shall be credited to Seller at the Closing.
(j)    Accounts Receivable. Accounts Receivable shall be identified as of the Cut-Off Time. At the Closing, Seller shall receive a credit for all Accounts Receivable which are unpaid for less than sixty-one (61) days, and Buyer shall be entitled to all amounts collected for such Accounts Receivable. Seller shall be entitled to all Accounts Receivable that are unpaid for sixty-one (61) days or more and Buyer shall not receive a credit for such Accounts Receivable. Buyer shall use commercially reasonable efforts to collect such Accounts Receivable on behalf of Seller and shall promptly remit payment of such to Seller upon receipt, to the extent collected.
(k)    Inventory and Retail Merchandise. Seller shall at Closing receive a credit for the book value of the Resort's existing (i) unopened Inventories and (ii) Retail Merchandise.

(l)    Gift Certificates, Gift Cards and Gift Letters. Following the Closing, Buyer shall honor when presented Seller's outstanding gift certificates, gift cards and gift letter. Buyer shall receive a credit of 50% of the aggregate face amount (or value based upon the average daily rates as reflected in the Monthly Reports (as defined in the Management Agreement) over the trailing 12 month period prior to the Effective Date to the extent not for a specified amount) of such outstanding gift certificates, gift cards and gift letter at Closing that were sold for value at Closing; provided, however, there shall be no proration for outstanding gift certificates, gift cards, and gift letters that were issued by the Companies for no cash consideration in the Ordinary Course of Business (i.e., for charitable purposes or for guest satisfaction issues).
(m)    Travel Planner Commissions. Seller shall at Closing receive a credit for any commissions paid by Seller that are applicable to Bookings at the Resort after the Cut-Off Time.
(n)    Alcoholic Beverage Deposits. Seller shall receive a credit for all deposits with vendors that are transferred to Buyer or which remain on deposit for the benefit of Buyer with respect to Alcoholic Beverages at the Resort; otherwise such deposits shall be refunded to Seller.
(o)    Reconciliation. Buyer and Seller will conduct inventories, examinations and audits of the Resort as may be necessary to make the adjustments and prorations required under this Section, or under any other provisions of this Agreement. Based upon such audits, examinations and inventories conducted on the night preceding the Closing Date, Seller and Buyer will prepare a reconciliation, which will show the net amount due either to Seller or to Buyer as the result thereof, and such net amount will be added to, or subtracted from, the payment of the Purchase Price to be paid to Seller pursuant to this Agreement.
Section 11.2    Calculation of Adjustments.
(a)    Pre-Closing Estimate and Closing Adjustment. If any items to be adjusted pursuant to this Article XI are not determinable at the Closing, Seller shall provide an estimate of such amounts in its reasonable determination, and an adjustment shall be made at Closing based on such estimate.
(b)    No later than thirty (30) days following the Closing Date, Buyer shall deliver to Seller a schedule of prorations setting forth Buyer's determination of all adjustments to the prorations made at Closing (including a true-up of those adjustments made pursuant to Section 11.2(a)) that it believes are necessary to complete the prorations as set forth in this Article XI, together with all supporting documentation evidencing the prorations included on such schedule. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is one hundred fifty (150) days following the Closing. On or before that date that is one hundred eighty (180) days following the Closing, the parties shall agree on a schedule of prorations (the "Post-Closing Adjustment Schedule"), and the party that is obligated to pay any excess pursuant to the Post-Closing Adjustment Schedule shall pay to the other party the amount of such excess. Such amount shall be due and payable by the party obligated to pay within thirty (30) days of the finalization of the Post-Closing Adjustment Schedule.

Section 11.3    Guest Property. Property of guests of the Resort in a Company's care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:
(a)    Safe Deposit Boxes. Subject to the requirements of local law, three (3) days prior to the Closing Date, Seller shall notify all guests of the Resort who have safe deposit boxes advising them of the pending sale of the Resort and requesting the removal and verification of the contents of such safe deposit boxes. Boxes of guests not responding to the written notice shall be listed at the end of such three (3) day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Buyer to be agreed upon between Seller and Buyer and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Buyer shall be the responsibility of Buyer.
(b)    Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of a Company shall be listed in an inventory to be prepared in duplicate and signed by Seller's and Buyer's representatives on the day prior to the Closing Date (the "Baggage Inventory List"). Buyer shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed on the Baggage Inventory List.

ARTICLE XII
INDEMNIFICATION

Section 12.1    Indemnification by Seller. Following the Closing, Seller shall indemnify and hold harmless Buyer and its respective stockholders, partners, members, managers, directors, officers, employees, Affiliates and agents (each, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties"), from and after the Closing Date, against and in respect of Losses arising from or related to (a) any breach of any of the representations, warranties or covenants and agreements made by Seller in this Agreement, (b) the Seller Retained Liabilities, and (c) any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement or breach of Section 15.2(a) (the items set forth in subsections (b) and (c) and any amount owing to Buyer under Section 11.2 are referred to herein as the "Excluded Matters").
Section 12.2    Indemnification by Buyer. Following the Closing, Buyer shall indemnify and hold harmless Seller and its respective stockholders, members, managers, partners, directors, officers, employees, Affiliates and agents (each a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (a) any breach of any of the representations or warranties or covenants and agreements made by Buyer in this Agreement; (b) all liabilities or obligations of the Companies, relating to any period after to the Closing Date, (c) any actions or omissions of Buyer, its Affiliates, or their designee or management company engaged by Buyer to employ Resort personnel, or any agents or representatives thereof, in the process of the hiring any Employees, including, without limitation, any claims arising out of or relating to whether, and upon which terms and conditions, any such Employees are offered employment by Buyer or such designee or management company, or are hired (or subsequently terminated) by Buyer or such designee or management company, or which may otherwise exist regarding the employment of employees at the Resort by Buyer or such designee or management company from and after the Closing; and (d) arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement.
Section 12.3    Limitations of Indemnity.
(a)    Notwithstanding the foregoing and except as provided otherwise in this Section 12.3, (i) except with respect to the Excluded Matters and any claim under Article XIV, no amounts shall be payable to any Buyer Indemnified Party unless and until the aggregate amount payable to such Buyer Indemnified Party exceeds Two Million Seven Hundred Eighty Thousand Dollars ($2,780,000) in the aggregate (the "Deductible"), in which event such Buyer Indemnified Party shall be entitled to recover only that portion of Losses actually incurred as a direct result of all such breaches that exceeds the Deductible from and to the extent of the amount then available under the Holdback, and (ii) no claim for indemnification shall first be asserted after the one year anniversary of the Closing Date; provided however that a claim for indemnification with respect to any Income Taxes of the TRS or the Trust that are due with respect to any Pre-Closing Tax Period may be asserted until December 31, 2016 and the Retained Amount shall remain in escrow until December 31, 2016 solely to secure any such claim for indemnification. With respect to any indemnification claims made by a Buyer Indemnified Party pursuant to Article XIV, the "Deductible" for purposes of those claims shall be Zero Dollars ($0) plus the amount of any Tax refunds or rebates of any previously paid Taxes of the Trust or the Companies with respect to any Pre-Closing Tax Periods. Other than for the Excluded Matters, in no event shall the amount payable by Seller pursuant to this Agreement exceed the Holdback. Seller agrees to remain directly responsible for any liability for Losses with respect to the Excluded Matters, and Buyer shall not be required to seek recovery from the Holdback for Losses with respect thereto and the Deductible shall not apply to any Losses with respect to the Excluded Matters.
(b)    No party hereto shall have any liability under any provision of this Agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby.
(c)    No breach by Seller of any representation, warranty, covenant or agreement in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby shall be deemed to be a breach of this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby for any purpose hereunder, and no Buyer Indemnified Party shall have any claim or recourse against Seller or its directors, officers, managers, employees, Affiliates, controlling persons or representatives with respect to such breach, if Buyer or any representative of Buyer had, at the Closing, knowledge of such breach.
(d)    For all purposes of this Article XII and Article XIV, "Losses" shall be net of (i) any insurance or other recoveries actually paid to the indemnified party or its Affiliates net of any premiums or deductibles in connection with the facts giving rise to the right of indemnification and (ii) any Tax Benefit actually realized by such indemnified party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including, without limitation, the net present value of any Tax Benefit arising in subsequent taxable years).
(e)    Buyer and Seller shall cooperate with each other with respect to resolving any claim, liability or Loss subject to indemnification hereunder, including by making commercially reasonably efforts to (i) mitigate or resolve any such claim, liability or Loss and (ii) obtain any insurance proceeds or proceeds from other sources of indemnification available to such party in respect of the Losses which form the basis of an indemnification claim hereunder. In the event that Buyer or Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any such claim, liability or Loss, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim, liability or Loss that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.
Section 12.4    Indemnification Procedures - Third Party Claims.
(a)    The rights and obligations of a party claiming a right of indemnification under any indemnity provided in this Agreement (each an "Indemnitee") from a party to this Agreement (each an "Indemnitor") in any way relating to a third party claim shall be governed by the following provisions of this Section 12.4:
(i)    The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action, suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a "Notice of Claim"). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices (in such event solely to the extent) of such prejudices, such Indemnitor's ability to successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.
(ii)    In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that based on the information available as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article XII and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any claim, action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period. The delivery of an Indemnification Acknowledgment shall not preclude Indemnitor's subsequent right to deny indemnification and Indemnitor's right to reimbursement of all costs of any nature incurred, if it is ultimately determined that such claim was not indemnifiable by Indemnitor. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any Judgment or final settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor to the extent that the Indemnitor is ultimately responsible hereunder to indemnify the Indemnitee with respect to such claim. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee's own cost and expense, unless the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding.
(iii)    The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 12.4(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.
(b)    Neither party shall make or enter into any settlement of any claim, action, suit or proceeding which one party has undertaken to defend, without the other party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of such other party to contribute to any portion of the payment for any of the Losses, such other party receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to such other party), there is no finding or admission of any violation of Law by, or effect on any other claim that may be made against such other party and, in the reasonable judgment of such other party, the relief granted in connection therewith is not likely to have a Material Adverse Effect on such other party or its reputation or prospects.
(c)    Any claim for indemnification that may be made under more than one subsection under Section 12.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.
(d)    For purposes of this Agreement, any claim shall be deemed to have been finally determined if (i) agreed to by Buyer and Seller, (ii) determined by a final court order or (iii) determined by a binding arbitration award.
Section 12.5    Indemnification Procedures - Other Claims, Indemnification Generally.
(a)    A claim for indemnification for any matter not relating to a third party claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.
(b)    If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined in accordance with Section 12.4(d), the indemnifying party shall, subject to the provisions of Section 12.3, pay such amount to the indemnified party in immediately available funds (or, in the case of Seller, authorize the release from the Holdback) within ten (10) days following written demand by the indemnified party. The indemnifying party shall not be obligated to pay any amount or authorize any release from the Holdback, as applicable, under this Section 12.5(b) until such final determination.
Section 12.6    Assignment of Claims.
(a)    If any Buyer Indemnified Party receives any payment from Seller in respect of any Losses pursuant to Section 12.1 and Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a "Potential Contributor") based on the underlying claim asserted against Seller, Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Seller to recover from the Potential Contributor the amount of such payment.
(b)    If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and Buyer Indemnified Party will, at Seller's direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor.

(c)    Any payment received in respect of such claim against the Potential Contributor (whether by Seller or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed:
(i)    first, to Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by Buyer Indemnified Party prior to Seller being required to make any payment to Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim;
(ii)    second, to Seller in an amount equal to the aggregate payments made by Seller to Buyer Indemnified Party, in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim; and
(iii)    the balance, if any, to Buyer Indemnified Party.
Section 12.7    Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for in this Agreement, which indemnifications shall survive the Closing as provided in this Agreement. Subject to the limitations set forth in this Article XII and elsewhere in this Agreement, from and after the Closing Date, the Buyer Indemnified Parties shall be indemnified from and against any Losses that the Buyer Indemnified Parties actually incur as a direct result of any breach of any representation, warranty, covenant or other provision of this Agreement or any Closing Document solely to the extent of the amount then available under the Holdback (other than with respect to the Excluded Matters).
Section 12.8    Purchase Price Adjustment. Any indemnity payment made under this Agreement shall be treated as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes.

ARTICLE XIII
TERMINATION
Section 13.1    Termination     This Agreement may be terminated at any time prior to the Closing:
(a)    by the written mutual consent of Seller and Buyer;
(b)    by written notice by Seller or Buyer, if 90 days shall have passed after the date that any court of competent jurisdiction or any other Governmental Agency shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the Closing of Transaction and such judgment or other action restraining, enjoining or otherwise prohibiting the Closing of the Transaction shall still be in effect;

(c)    by written notice at any time after March 31, 2015 (the "Outside Date"), by either Buyer or Seller if the Closing has not occurred by such date; provided, however, that (i) the party providing such notice is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement and (ii) the right to terminate this Agreement pursuant to this Section 13.1(c) shall not be available to any party hereto whose intentional failure to fulfill any material obligation under this Agreement has been the principal cause of or resulting in the failure of the Closing to occur on or prior to the Outside Date;
(d)    by Seller by written notice to Buyer if:
(i)    Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1(a) or Section 6.1(b) and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer's receipt of written notice of such breach from Seller; or
(ii)    any of the conditions set forth in Section 6.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(e)    by Buyer by written notice to Seller if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2(a) or Section 6.2(b) and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) of Seller's receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(f)    by Buyer pursuant to Section 10.2(b).
(g)    [Intentionally Omitted].
(h)    by Seller pursuant to Section 2.3(d) if Buyer fails to deposit the Deposit.
(i)    In the event this Agreement is terminated pursuant to Section 13.1, this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.2.

Section 13.2    Payment of Deposit.
(a)    In the event this Agreement is terminated pursuant to Section 13.1(a), Section 13.1(b), Section 13.1(c) (provided that Buyer elects to terminate pursuant to Section 13.1(c) and Buyer is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement and Buyer's intentional failure to fulfill any material obligation under this Agreement is not the principal cause of or resulting in the failure of the Closing to occur on or prior to the Outside Closing Date), Section 13.1(e) (unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing), or Section 13.1(f), the Deposit Escrow Agent shall immediately disburse the Deposit to Buyer, and upon such disbursement, Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. Buyer and Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Buyer as a result of such default by Seller, and agree that the return of the Deposit is a reasonable approximation thereof. In the event of a termination as set forth in this Section 13.2(a) as a result of any default by Seller, the Deposit shall constitute and be deemed to be the agreed and liquidated damages of Buyer, and shall be paid by the Deposit Escrow Agent to Buyer as Buyer's sole and exclusive remedy hereunder. The payment of the Deposit as liquidated damages is not intended to be a forfeiture or penalty, but is intended to constitute liquidated damages to Buyer.
SELLER'S INITIALS:    BUYER'S INITIALS:

_____SSS____________________    ____DRA_______________________
(g)    As an alternative to terminating this Agreement as a result of a material breach or default by Seller in the performance of its obligations hereunder and receiving payment of the Deposit pursuant to Section 13.2(a) as a result of a material breach or default by Seller, Buyer shall be entitled to the remedy of specific performance of Seller's obligation to close on the sale of the Transferred Shares pursuant to this Agreement (but, in the event specific performance is obtained, Buyer may not seek payment of the Deposit).
SELLER'S INITIALS:    BUYER'S INITIALS:

____SSS_____________________    ____DRA_______________________
(h)    In the event this Agreement is terminated by Seller pursuant to Section 13.1(c) (provided Seller is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement and Seller's intentional failure to fulfill any material obligation under this Agreement is not the principal cause of or resulting in the failure of the Closing to occur on or prior to the Outside Closing Date), Section 13.1(d) (unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing) or Section 13.1 (h), the Deposit Escrow Agent shall immediately disburse the Deposit to Seller, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. Buyer and Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Seller as a result of such termination of this Agreement pursuant to any Section, and agree that being paid the Deposit is a reasonable approximation thereof. Accordingly, in the event of such termination as set forth in this Section 13.2(c) as a result of Buyer's default, the Deposit shall constitute and be deemed to be the agreed and liquidated damages of Seller, and shall be paid by the Deposit Escrow Agent to Seller as Seller's sole and exclusive remedy hereunder. The payment of the Deposit as liquidated damages is not intended to be a forfeiture or penalty, but is intended to constitute liquidated damages to Seller.
SELLER'S INITIALS:    BUYER'S INITIALS:

___SSS_______________________    ____DRA_______________________

ARTICLE XIV
TAX MATTERS
Section 14.1    Indemnification Obligations with Respect to Income Taxes
(a)    Subject to the provisions of Section 12.3, Section 12.7, Section 14.4 and Section 14.5, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Income Taxes of the Companies that are due with respect to:
(i)    Any Tax period ending before January 1, 2015;
(ii)    Income Taxes that are due with respect to any breach of the representations and warranties in Section 3.1(d); and
(iii)    Income Taxes that are due for the period commencing on January 1, 2015 and ending as of the Closing by the Trust.
(b)    Buyer shall indemnify, defend and hold harmless each Seller Indemnified Party from and against all Income Taxes of the Companies that are due with respect to:
(i)    Income Taxes attributable to the portion of the Straddle Period beginning after the Closing Date, as determined in accordance with Section 14.2(c) but only to the extent that such Income Taxes are not incurred as a result of a breach by Seller of the representations and warranties in Section 3.1(d); and
(ii)    any Income Taxes to Seller arising from or relating to Buyer's breach of its obligations set forth in Section 5.6.

Section 14.2    Indemnification Obligations With Respect to Taxes (other than Income Taxes).
(a)    Subject to the provisions of Section 12.3, Section 12.7, Section 14.4 and Section 14.5 and excluding any Taxes for which Buyer receives a credit pursuant to an adjustment made under Article XI hereof, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Taxes (other than Income Taxes) of the Companies that are due with respect to:
(i)    Pre-Closing Tax Periods; or
(ii)    Taxes (other than Income Taxes) that are due with respect to any breach of the representations and warranties in Section 3.1(d) (collectively, the "Tax Representations");
(b)    Buyer shall indemnify, defend and hold harmless each Seller Indemnified Party from and against all Taxes (other than Income Taxes) of the Companies that are due with respect to Post-Closing Tax Periods (except for Taxes attributable to a breach of the Tax Representations); and
(c)    For purposes of this Article XIV, whenever it is necessary to determine the liability for Taxes of the Companies for a Straddle Period, the determination of the such Taxes for the portion of the Straddle Period ending before, and the portion of the Straddle Period beginning after the Closing Date shall be determined by assuming that the Straddle Period consists of two taxable years or periods, one of which ends at the Cut-Off Time, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Companies, as applicable, are closed at the Cut-Off Time; provided, however, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation; (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis and (iii) the Trust shall be deemed to be eligible for a dividends paid deduction in an amount to cause the Trust to have no taxable income.
Section 14.3    Tax Returns and Payment Responsibility.
(a)    (i)    At Seller's expense, Seller will be responsible for and will cause to be prepared and duly filed when due all Tax Returns with respect to the Companies for all taxable periods ending on or before the Closing Date.
(ii)    All Tax Returns that are to be prepared and filed by Seller pursuant to this Section 14.3(a) shall be submitted to Buyer not later than 30 days prior to the due date for filing of such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date).
(iii)    Buyer shall have the right to review such Tax Returns and all work papers and procedures used to prepare them, and Buyer shall have the right to access any other information of or controlled by Seller relating to such Tax Returns. If Buyer, within 10 days after delivery of any such Tax Return, notifies Seller that it objects to any item in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Buyer and Seller. Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis.
(iv)    The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and Seller, and the accounting firm's determination shall be binding on the parties for purposes of filing such Tax Returns.
(b)    (i)    At Buyer's expense, Buyer will be responsible for and will cause to be prepared and duly filed when due all Tax Returns with respect to the Companies for all taxable periods that include, but do not end on, the Closing Date and all taxable periods commencing on or after the Closing Date.
(ii)    All Tax Returns that are to be prepared and filed by Buyer pursuant to this Section 14.3(b) and that relate to Taxes for which Seller (or their direct or indirect owners) are potentially liable under this Article XIV shall be submitted to Seller not later than 30 days prior to the due date for filing of such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date).
(iii)    Seller shall have the right to review such Tax Returns and all reasonably requested work papers and procedures used to prepare them, and Seller shall have the right to access any other information of or controlled by Buyer relating to such Tax Returns that reasonably is necessary for Seller to perform such review. If Seller, within 10 days after delivery of any such Tax Return, notifies Buyer that it objects to any item in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Buyer and Seller. Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis.
(iv)    The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and Seller, and the accounting firm's determination shall be binding on the parties hereto for purposes of filing such Tax Returns.
(c)    Buyer shall not (and shall not cause or permit the Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies with respect to any Pre‑Closing Tax Period without the prior written consent of Seller, which shall not be unreasonably withheld.
Section 14.4    Contest Provisions.
(a)    In the event (i) Seller or its Affiliates or (ii) Buyer or its Affiliates receives notice of any pending or threatened Tax audit or assessment or other dispute concerning Taxes with respect to which the other party may incur liability under this Article XIV, the party in receipt of such notice promptly shall notify the other party of such matter in writing, provided that failure of a party to comply with this provision shall not affect any party's right to indemnification hereunder unless such failure materially adversely affects the ability of the party that did not receive notice to challenge such Tax audits or assessments.
(b)    To the extent Seller is financially responsible under the terms of this Agreement for any Taxes payable, Seller shall have the right to control in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date, and to employ counsel of its choice, subject to Buyer’s reasonable approval, at Seller's expense.
(c)    Buyer shall have the sole right to represent the interests of the Companies in any Tax audit or administrative or court proceeding relating to Taxes with respect to taxable periods including (but not ending on) or beginning after the Closing Date and to employ counsel of its choice at Buyer's expense. Notwithstanding the foregoing, Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that adversely would affect the liability of Seller for any Tax for any Pre‑Closing Tax Period or create an indemnity obligation on the part of Seller, without the prior consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however such consent shall not be required to the extent that Buyer indemnifies Seller against the effects of such settlement.
(d)    In addition to Seller's consent rights under Section 14.4(c) above, in connection with any audit or administrative or court proceeding concerning income tax liability for which Seller is obligated to indemnify Buyer under Section 14.1(a), Seller shall have the right to participate in the representation and defense of the Companies with respect to such audit or proceeding, including without limitation receiving copies of all communications, participating in meetings and settlement discussions, choice of legal counsel, making of settlement offers and decisions and directing of counsel relating to such audit or proceeding.
Section 14.5    Assistance and Cooperation. After the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to):
(a)    assist the other party in preparing and filing any Tax Return or report that such other party is responsible for preparing and filing in accordance with this Article XIV;
(b)    cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, any Tax Return relating to taxable periods for which the other may have a liability under this Article XIV;
(c)    make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes;
(d)    provide timely notice to the other in writing of any pending or threatened Tax audit or assessment for taxable periods for which the other may have a liability under this Article XIV; and

(e)    furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period described in this Section 14.5.
Section 14.6    Retention of Records. After the Closing Date, Seller and Buyer will, and Buyer shall cause each of the Trust and the Companies to, preserve all information, records or documents relating to liabilities for Taxes of the Trust and the Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, however, none of Seller or Buyer shall (and Buyer shall cause the Companies not to) dispose of any of the foregoing items without first offering such items to the other party.
ARTICLE XV
MISCELLANEOUS
Section 15.1    No Solicitation. Unless this Agreement shall have been terminated in accordance with its terms, Seller and Buyer shall not, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to effect a Competing Transaction. Seller and its Affiliates shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction.
Section 15.2    Brokers.
(a)    Except as set forth on Schedule 15.2, Seller represents and warrants to Buyer that Seller and the Companies have not dealt with any broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Seller, severally and not jointly, and in each case, solely with respect to itself, the Resort, and Seller's Companies, agrees to indemnify, protect, defend and hold Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges relating to any broker, salesman, finder or consultant of Seller or the Companies with respect to this Agreement or otherwise resulting from Seller's breach of the foregoing representation in this Section 15.2(a).
(b)    Buyer represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from Buyer's breach of the foregoing representations in this Section 15.2(b).
Section 15.3    Confidentiality; Publicity; IRS Reporting Requirements.

(a)    If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Buyer will maintain the confidentiality of all "Confidential Information" (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement, and Buyer will otherwise comply with the terms of the Confidentiality Agreement. The provisions of this Section 15.3(a) will not apply to any information, documents or materials which are in the public domain other than by reason of a breach of this Section 15.3(a).
(b)    The terms and conditions of this Agreement and the negotiations in respect hereof (including the identity of Buyer and its Affiliates) are confidential and are not to be disclosed to anyone other than the parties hereto and their accountants, legal counsel, Buyer’s potential management company and other agents and representatives who need to know such information in connection with the proposed Transaction and, in the case of Buyer, to potential lenders or their respective representatives ("Funding Sources"), each of whom shall be obligated to maintain the confidentiality of such information as a condition to being provided such information, and as reasonably necessary in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement. Additionally, each party shall hold, and shall cause its employees and agents, and in the case of Buyer and Funding Sources, to hold, in strict confidence all information concerning the other parties or their Affiliates furnished to it by such other Persons, all in accordance with the Confidentiality Agreement, as if originally a party thereto who was required to keep information confidential. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Seller, provided that if Buyer or its Affiliates are required by law to make any disclosure concerning such matters, Buyer shall discuss in good faith with Seller the form and content of such disclosure prior to its release (but such release shall not require the prior approval of Seller). Buyer and Seller agree that in no event shall any public disclosure shall be made prior to Buyer making the Deposit, and following Buyer's deposit of the Deposit, such disclosure shall be made subject to this Section 15.3(b).
(c)    For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the Transaction, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the "IRS Reporting Requirements"), Seller and Buyer hereby designate and appoint the Deposit Escrow Agent to act as the "Reporting Person" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Deposit Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the Transaction. Without limiting the responsibility and obligations of the Deposit Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Buyer each retain an original counterpart of this Agreement for at least four (4) years following the calendar year of the Closing.

Section 15.4    Escrow Provisions.
(a)    The Deposit Escrow Agent shall hold the Deposits in escrow in an interest-bearing bank account at a federally insured banking institution (the "Deposit Escrow Account").
(b)    The Deposit Escrow Agent shall hold the Deposits in escrow in the Deposit Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in strict accordance with the terms of this Agreement. At the Closing, the Deposits shall be credited against the Purchase Price to be paid at the Closing. In the event of a termination of this Agreement and either party makes a written demand upon the Deposit Escrow Agent for the release of the Deposit, the Deposit Escrow Agent shall, within twenty-four (24) hours give written notice to the other party of such demand. If the Deposit Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Deposit Escrow Agent is hereby authorized to make such payment to the party demanding the Deposit. If the Deposit Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Deposit Escrow Agent in good faith shall elect not to make such payment, the Deposit Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from Buyer and Seller or a final judgment of a court of competent jurisdiction.
(c)    The parties acknowledge that the Deposit Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Deposit Escrow Agent shall not be deemed to be the agent of either of the parties, and the Deposit Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold the Deposit Escrow Agent harmless from and against all costs, claims and expenses, including attorneys' fees and disbursements, incurred in connection with the performance of the Deposit Escrow Agent's duties hereunder.
(d)    By signing this Agreement, the Deposit Escrow Agent has acknowledged its agreement to this Section 15.4 as well as the other provisions hereof with respect to Deposit Escrow Agent's duties and responsibilities by signing this Agreement in the place indicated following the signatures of Seller and Buyer.
(e)    The Deposit Escrow Agent shall deliver an Insured Closing Protection Letter for Buyer's benefit, upon receipt of Buyer's funds (deposit or otherwise).
Section 15.5    Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
Section 15.6    Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party; provided that this Agreement may be assigned by Buyer without the consent of Seller (i) to one or more Affiliates of Buyer (each, an "Affiliate Buyer"), (ii) as security to any lender providing financing to Buyer or an Affiliate Buyer, or (iii) in connection with a sale of all or substantially all of the Resort (but only after Buyer or a permitted subsidiary or Affiliate has closed on the acquisition of the Transferred Shares). In the event of an assignment of this Agreement or transfer of the Transferred Shares to any Affiliate Buyer, Buyer shall provide Seller with a fully executed and enforceable assignment and assumption of this Agreement prior to Closing pursuant to which Buyer will continue to remain liable under this Agreement for the financial performance of the assignee notwithstanding any such assignment or designation.
Section 15.7    Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
Section 15.8    Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes (i) upon delivery by hand delivery, (ii) one Business Day following deposit with a nationally recognized overnight courier for next Business Day delivery, or (iii) when sent (if sent on a Business Day during business hours or otherwise on the next Business Day) by telephone facsimile transmission (with prompt oral confirmation of receipt), as follows:
(a)    To Seller:
c/o KSL Capital Partners
100 Fillmore Street, Suite 600
Denver, CO 80206
Attention: Steven Siegel
Phone: (720) 284-6400
Facsimile: (720) 284-6401
with a copy to:
Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, CO 80202
Attention: Christopher D. Reiss
Phone: (303) 223-1100
Facsimile: (303) 223-1111
(b)    To Buyer:
c/o Chesapeake Lodging Trust
1997 Annapolis Exchange Parkway, Suite 410
Annapolis, MD 21401
Attention: D. Rick Adams

Phone: (410) 972-4143
Facsimile: (410) 972-4180

with a copy to:
c/o Chesapeake Lodging Trust
1997 Annapolis Exchange Parkway, Suite 410
Annapolis, MD 21401
Attention: Graham Wootten
Phone: (410) 972-4144
Facsimile: (410) 972-4180

or at such other address as such party may designate by ten (10) days advance written notice to Seller and Buyer.
Section 15.9    Entire Agreement. This Agreement, along with the Exhibits and Disclosure Schedules (defined below) hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto. Seller has delivered to Buyer (or has caused the delivery to Buyer of) disclosure schedules arranged in numbered parts corresponding to the section numbers in this Agreement (the "Disclosure Schedules"). The information disclosed in any particular Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement; provided, however, to the extent that an item in a schedule is relevant and reasonably apparent on its face to apply to the disclosure required by any other section of this Agreement, such item shall be deemed to be disclosed in the schedule corresponding to such other section of these schedules whether or not an explicit cross-reference appears.
Section 15.10    Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.
Section 15.11    No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
Section 15.12    Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the internal laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof. The parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in Denver, Colorado and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each party also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15.8. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Section 15.13    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
Section 15.14    Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.
Section 15.15    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
Section 15.16    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 15.17    Title Liability. Buyer’s sole recourse for any defect in title actually acquired by Buyer shall be to enforce Buyer’s rights under the Title Policy, and Seller shall have no liability to Buyer based upon any defect in the title actually held by Seller or any Company.
Section 15.18    Release. Except in the case of fraud and as provided in Article XII, Buyer agrees (and, from and after the Closing, shall cause the Companies to agree) that none of the current or former officers and directors of Seller, or the Companies as of or prior to the Closing Date shall have any liability or responsibility to Buyer or the Companies for (and Buyer hereby unconditionally releases (and from and after the Closing shall cause the Companies to unconditionally release) such officers and directors from) any obligations or liability:
(a)    arising out of, or relating to, the organization, management, operation or conduct of the businesses of the Companies relating to any matter, occurrence, action or activity on or prior to the Closing Date;
(b)    relating to this Agreement and the transactions contemplated hereby;

(c)    arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith; or
(d)    relating to any information (whether written or oral), documents or materials furnished by or on behalf of Seller, or the Companies, except with respect to Seller, as specifically provided in this Agreement.
Section 15.19    Waivers; Terminations. Recognizing that Brownstein Hyatt Farber Schreck, LLP and Simpson Thacher & Bartlett LLP has acted as legal counsel to Seller and certain of its Affiliates, and the Companies prior to the Closing, and that each of Brownstein Hyatt Farber Schreck, LLP and Simpson Thacher & Bartlett LLP intends to act as legal counsel to Seller and certain of their respective Affiliates (which will no longer include the Companies) after the Closing, each of Buyer, and the Companies hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with each of Brownstein Hyatt Farber Schreck, LLP and Simpson Thacher & Bartlett LLP representing Seller and/or any of Seller's Affiliates after the Closing as such representation may relate to Buyer, or any of the Companies or the transactions contemplated herein (including in respect of litigation). In addition, all communications involving attorney-client confidences between Seller, its Affiliates, the Companies, on the one hand, and Brownstein Hyatt Farber Schreck, LLP and/or Simpson Thacher & Bartlett LLP, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its respective Affiliates (and not the Companies). Accordingly, Buyer agrees that the Companies not have access to any such communications, or to the files of Brownstein Hyatt Farber Schreck, LLP and Simpson Thacher & Bartlett LLP and relating to their engagement in connection transaction contemplated by this Agreement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Companies shall be a holder thereof, (b) to the extent that files of Brownstein Hyatt Farber Schreck, LLP and Simpson Thacher & Bartlett LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Companies) shall hold such property rights and (c) neither Brownstein Hyatt Farber Schreck, LLP nor Simpson Thacher & Bartlett LLP shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Companies by reason of any attorney-client relationship between either of Brownstein Hyatt Farber Schreck, LLP or Simpson Thacher & Bartlett LLP and the Companies or otherwise.
Section 15.20    Time of the Essence. Buyer and Seller acknowledge and agree that time is of the essence in this Agreement.
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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.
SELLER:
FILLMORE RYPS HOLDINGS, LLC,
a Delaware limited liability company
By: /s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

BUYER:
CHSP MIAMI BEACH HOLDINGS LLC, a Delaware limited liability company
By: /s/ D. Rick Adams
Name: D. Rick Adams
Title: Vice President

[Signature Page to Share Purchase Agreement]